Exhibit 10.1
EXECUTION VERSION
TERM LOAN FACILITY AGREEMENT
     TERM LOAN FACILITY AGREEMENT, dated as of February 25, 2009 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), between THE TALBOTS, INC., a corporation duly organized and validly existing under the laws of the State of Delaware (the “Borrower”) and AEON CO., LTD., a corporation organized and existing under the laws of Japan (the “Lender”).
     WHEREAS, the Borrower has asked the Lender to extend credit to the Borrower, and the Lender has agreed to extend such credit, consisting of a Term Loan (as defined below) in the aggregate principal amount of $200,000,000, subject to the terms and conditions set forth herein;
     WHEREAS, the proceeds of the Term Loan shall be used solely to refinance the Existing Credit Facility (as defined below) and to pay fees and expenses related to this Credit Agreement; and
     WHEREAS, the Lender is willing to extend such credit to the Borrower, subject to the terms and conditions hereinafter set forth.
     NOW, THEREFORE, the Borrower and the Lender hereby agree as follows:
     1. Definitions. (a) As used in this Credit Agreement, unless otherwise defined herein, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
     “Affiliate” shall mean, as to any Person, any corporation or other entity that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including “controlling,” “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the voting stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting stock, by contract or otherwise. For the purposes of Section 3 and Section 4 of this Credit Agreement, the Lender and its Affiliates (other than any Person constituting an Affiliate of the Borrower solely by virtue of the Lender’s ownership of voting stock of the Borrower) shall not constitute an Affiliate of the Borrower.
     “Applicable Spread” shall mean a rate per annum equal to 6.00%.
     “Asset Disposition” shall mean any Disposition of property or series of related Dispositions of property, including any Capital Stock, by the Borrower or any of its Subsidiaries (excluding any such Disposition permitted by clause (i), (ii), (iii), (iv) or (v) of Section 4.1(w)).
     “Assignee” is defined in Section 8.3(a).

     “Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.
     “Borrower” is defined in the preamble of this Credit Agreement.
     “Borrower’s Account” shall mean the bank account established by the Borrower, at a financial institution designated by the Lender prior to the Closing Date, for the purposes of this Credit Agreement (or such other bank account as the parties hereto may mutually agree).
     “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks are required or authorized to be closed in New York, New York or Tokyo, Japan; provided, however, that when used in connection with the payment or prepayment of any amounts accruing interest at such rate or providing notices in connection with such rate, “Business Day” shall mean any Business Day in New York, New York or Tokyo, Japan in which dealings in Dollars are carried on in the London interbank market; provided, further, that when used in connection with the calculation or determination of LIBOR, “Business Day” shall mean any Business Day in London, in which dealings in Dollars are carried on in the London interbank market.
     “Capital Expenditures” shall mean for any period, with respect to any Person, the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Lease Obligations which is capitalized on the consolidated balance sheet of such Person) by such Person and its Subsidiaries during such period for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including capitalized replacements, capitalized repairs and improvements during such period) that, in conformity with GAAP, are included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of such Person and its Subsidiaries.
     “Capital Stock” shall mean (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person, in each case including any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.
     “Capitalized Lease Obligations” shall mean obligations for the payment of rent for any real or personal property under leases or agreements to lease that, in accordance with GAAP, have been or should be capitalized on the books of the lessee and, for purposes hereof, the amount of any such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
     “Closing Date” shall mean the date on which the Term Loan is made by the Lender in favor of the Borrower, which shall be the later to occur of (i) February 27, 2009 and (ii) the first Business Day after the conditions precedent set forth in Section 5 hereof have been satisfied or waived in accordance with the terms hereof.

     “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations and published interpretations thereof.
     “Consolidated EBITDA” shall mean, with respect to any Person for any period, (i) the Consolidated Net Income of such Person and its Subsidiaries for such period, plus without duplication, (ii) the sum of the following amounts of such Person and its Subsidiaries for such period and to the extent deducted in determining Consolidated Net Income of such Person for such period: (A) Consolidated Interest Expense, net of consolidated interest income for such period, (B) income tax expense, (C) depreciation expense, (D) amortization expense, (E) any extraordinary, unusual or non-recurring non-cash expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash losses on sales of assets not in the ordinary course of business), excluding any such non-cash charges to the extent that it represents an accrual or reserve for potential cash charges in any future period and (F) any other non-cash charges in excess of $500,000.00, reducing Consolidated Net Income (excluding any such non-cash charges to the extent that it represents an accrual or reserve for potential cash charges in any future period).
     “Consolidated Excess Cash Flow” means, with respect to any fiscal period and with respect to Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP, an amount, if positive, equal to (a) Consolidated EBITDA, minus (b) the sum of (i) the cash portion of Consolidated Interest Expense paid during such fiscal period, (ii) current taxes based on income of Borrower and its Subsidiaries and paid in cash with respect to such period, (iii) all scheduled or voluntary principal payments made in respect of the Term Loan during such period and (iv) the cash portion of Capital Expenditures incurred during such period.
     “Consolidated Interest Expense” shall mean, with respect to any Person for any period, gross interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis and in accordance with GAAP (including, without limitation, interest expense paid to Affiliates of such Person), plus the upfront costs or fees for such period associated with Hedging Agreements (to the extent not included in gross interest expense), in each case, determined on a consolidated basis and in accordance with GAAP.
     “Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis and in accordance with GAAP, but excluding from the determination of Consolidated Net Income (without duplication) (a) any extraordinary gains or losses or gains or losses from Dispositions (excluding any sales of Inventory in the ordinary course of business on ordinary business terms), (b) restructuring charges and (c) effects of discontinued operations.
     “Default” shall mean any event or circumstance that with the giving of notice, the lapse of time or both would constitute an Event of Default.
     “Default Rate” is defined in Section 2.5.
     “Dispose” or “Disposition” shall mean any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other

Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person.
     “Dollars” and the symbol “$” shall mean lawful money of the United States of America.
     “Domestic Subsidiary” shall mean, with respect to any Person, each Subsidiary of such Person organized under the laws of the United States of America, any State thereof or the District of Columbia.
     “EMAIL” is defined in Section 8.6.
     “Environmental Action” shall mean any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any governmental agency, department, bureau, office or other authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials from (i) any assets, properties or businesses of the Borrower or any of its Subsidiaries or any predecessor in interest; (ii) from adjoining properties or businesses; or (iii) from or onto any facilities which received Hazardous Materials generated by the Borrower or any of its Subsidiaries or any predecessor in interest.
     “Environmental Law” shall mean any present or future statute, ordinance, rule, regulation, order, judgment, decree, permit, license or other binding determination of any Governmental Authority imposing liability or establishing standards of conduct for protection of the environment as the same may be amended or supplemented from time to time.
     “Environmental Liabilities and Costs” shall mean all liabilities, monetary obligations, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of (i) any claim or demand by any Governmental Authority or any third party, and which relate to any environmental condition or a release of Hazardous Materials or (ii) any breach by the Borrower or any of its Subsidiaries of any Environmental Law.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
     “ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability (or that could reasonably be expected to result in Withdrawal Liability) or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
     “Event of Default” is defined in Section 6.1 hereof.
     “Excess Cash Flow Application Date” is defined in Section 2.7(a) hereof.
     “Excluded Subsidiary” shall mean each non wholly-owned Subsidiary of the Borrower and each Subsidiary of the Borrower that is not a Guarantor.
     “Excluded Taxes” means, (i) any Taxes imposed on the recipient’s overall net income, or franchise or other taxes imposed in lieu of Taxes on overall net income (however denominated), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located (or, in the case of the Lender, in which its applicable lending office is located) or otherwise as a result of a present or former connection between the recipient and the jurisdiction imposing such Tax, other than a connection arising from such recipient having executed, received a payment under or enforced this Credit Agreement and (ii) any branch profits taxes imposed by the United States; it being understood, for the avoidance of doubt, that Excluded Taxes shall not include any withholding tax, including, without limitation, a withholding tax imposed by the United States on payments to a non-US, person who is not otherwise subject to tax in the United States on a net income basis, other than any withholding tax that would apply to amounts payable to a recipient at the time the recipient becomes a party to this Agreement or is attributable to the recipient’s failure to comply with Section 7.2(f).
     “Existing Credit Facility” shall mean the Term Loan Agreement, dated as of July 24, 2006, as amended through the date hereof, among the Borrower, each of the Existing Lenders and Mizuho Corporate Bank Ltd, as agent.
     “Existing Lenders” shall mean the lenders party to the Existing Credit Facility.
     “Fair Market Value” shall mean, with respect to any asset or property, the price which could be negotiated in an arm’s length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value will be determined in good faith by the board of directors of the Borrower, and, upon the Lender’s request, shall be evidenced by a certificate (together with supporting calculation) of the Borrower to the Lender.
     “FAX” is defined in Section 8.6.

     “Federal Funds Rate” shall mean (i) for any Business Day, the rate on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day by the Federal Reserve Bank of New York, or, if such rate is not published for any Business Day, the average of the quotations for such day on such transactions received by the Lender from three Federal funds brokers of recognized standing selected by the Lender, and (ii) for any day which is not a Business Day, the Federal Funds Rate for the preceding Business Day.
     “GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis.
     “Guaranty” means the Guaranty, in the form of Exhibit C hereto, to be executed and delivered by each Guarantor in favor of the Lender.
     “Guarantors” means (a) the Initial Guarantors and (b) each other Person that becomes a Guarantor after the Closing Date pursuant to Section 4.1(z), and “Guarantor” means any one of them.
     “Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any department, commission, board, bureau, instrumentality, agency or other entity exercising legislative, judicial regulatory or administrative functions of or pertaining to government.
     “Hazardous Materials” shall mean (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminate under any Environmental Law.
     “Hedging Agreements” shall mean any interest rate, commodity or equity swap, cap, floor or forward rate agreement or collar arrangements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements or arrangements designed to protect against fluctuations in interest rates or currency, commodity or equity values, and any confirmation executed in connection with any such agreement or arrangement.
     “Indebtedness” shall mean with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person for the deferred purchase price of assets or services acquired by such Person which, in accordance with GAAP, would be shown on the liability side of the balance sheet of such Person, (iii) all obligations of such Person under or evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made, (iv) all obligations and liabilities, contingent or otherwise, of such Person in respect of letters of credit, acceptances and similar facilities, including, without duplication, all drafts drawn thereunder, (v) all obligations of the kind referred to in clauses (i) through (iv) and (vi) through (viii) of this definition secured by any Lien on any property owned by such Person whether or not owing by such Person and even though such Person has not assumed or become liable for payment thereof, (vi) all

Capitalized Lease Obligations of such Person, (vii) all obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder are limited to repossession or sale of such property, or agreements to pay a specified purchase price for goods or services whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (viii) solely for purposes of Section 6.1(e), contingent obligations of such Person under any Hedging Agreements, as calculated in accordance with accepted practice, (ix) all obligations referred to in clauses (i) through (viii) of this definition of another Person (a) guaranteed directly or indirectly in any manner by such Person or (b) secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in any property owned by such Person; provided, however, that the term Indebtedness shall not include (y) trade payables (including trade letters of credit issued for the account of such Person in the ordinary course of its business, but excluding drafts drawn thereunder or any reimbursement obligations in respect thereof) or accrued expenses, in each case arising in the ordinary course of business and not more than 60 days delinquent or (z) gift cards and other customer liabilities arising in the ordinary course of business of such Person. The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or joint venturer.
     “Initial Guarantors” shall mean each Domestic Subsidiary of Borrower listed on Schedule 1(a) hereto.
     “Interest Payment Date” shall mean the last day of February and August in each year.
     “Interest Period” shall mean (a) the period commencing on and including the Closing Date and ending on but excluding the first Interest Payment Date occurring after the Closing Date, and (b) thereafter, each period commencing on and including the immediately preceding Interest Payment Date and ending on but excluding the next succeeding Interest Payment Date; provided, however, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall end on the immediately preceding Business Day, and (ii) no Interest Period shall end after the Maturity Date and any Interest Period which would, but for this clause, end after the Maturity Date shall instead end on the Maturity Date.
     “J. Jill” shall mean the assets and business of the Borrower and its Subsidiaries compromising the J. Jill brand.
     “Lender” is defined in the preamble of this Credit Agreement.
     “LIBOR” shall mean, with respect to any Interest Period pertaining to any portion of the Term Loan:
               (a) the rate of interest per annum determined by the Lender on the basis of the rate for deposits in Dollars for a period comparable to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen or any successor thereto at approximately 11:00 a.m. (London time) on the date two Business Days prior to the first day of such Interest Period, or

               (b) if the rate in the preceding subsection (a) is not available, the rate of interest per annum determined by the Lender to be the rate in the London interbank market at approximately 11:00 a.m. (London time) on the date two Business Days prior to the first day of such Interest Period for the offering by Mizuho in the interbank market of deposits in Dollars for a period equal to such Interest Period in amounts comparable to the principal amount of the outstanding Term Loan to which such Interest Period applies, at the time as of which the Lender makes such determination.
     “Lien” shall mean any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature whatsoever.
     “Loan Account” is defined in Section 2.9 hereof.
     “Loan Documents” shall mean each of this Credit Agreement, each Note, the Guaranty and each other document, certificate, instrument and agreement executed and delivered pursuant to or in connection herewith or therewith, as the same may be amended, supplemented or otherwise modified from time to time.
     “Material Adverse Effect” shall mean a material adverse effect on any of (a) the operations, business, assets, properties, or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Borrower or any of its Subsidiaries to perform any of its obligations hereunder, under any Note or under any other Loan Document to which it is a party and (c) the legality, validity or enforceability of this Credit Agreement, any Note or any other Loan Document.
     “Maturity Date” shall mean the earlier of (i) August 31, 2009, or, if such day is not a Business Day, the next succeeding Business Day; provided, that, the Borrower shall be permitted, in its sole discretion, to extend such date for successive six-month periods upon prior written notice to the Lender no later than five Business Days prior to the last day of such six-month period; provided, further, that, in no event shall the Maturity Date extend past February 27, 2012, and (ii) such earlier date on which the Term Loan become due and payable (whether at stated maturity, by mandatory prepayment, by acceleration or otherwise) in accordance with the terms hereof.
     “Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
     “Net Cash Proceeds” shall mean:
               (a) with respect to any Asset Disposition, the amount of cash proceeds actually received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of Borrower or its Subsidiaries, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such Asset Disposition, (ii) reasonable fees, commissions, and expenses related thereto and required to be paid by Borrower or such Subsidiary in connection with such Asset Disposition (including lease termination payments and employee compensation payments) and (iii) taxes paid or payable to any taxing authorities by Borrower or such Subsidiary in connection with such Asset Disposition; and
               (b) with respect to the issuance or incurrence of any Indebtedness by Borrower or any of its Subsidiaries, or the issuance by Borrower or any of its Subsidiaries of any shares of its Capital Stock, the aggregate amount of cash actually received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of Borrower or such Subsidiary in connection with such issuance or incurrence, after deducting therefrom only (i) reasonable fees, commissions, underwriting discounts, and expenses related thereto and required to be paid by Borrower or such Subsidiary in connection with such issuance or incurrence and (ii) taxes paid or payable to any taxing authorities by Borrower or such Subsidiary in connection with such issuance or incurrence.
     “Non-Cash Pay Preferred Stock” shall mean preferred Capital Stock of the Borrower that (a) is not required to be prepaid, redeemed, repurchased or defeased, in whole or in part, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof, and which do not require any payment of cash dividends or distributions, in each case prior to the date that is six months after the Maturity Date and (b) is not exchangeable or convertible into Indebtedness of the Borrower or any Subsidiary or any preferred stock or other Capital Stock (other than common equity of the Borrower or other Non-Cash Pay Preferred Stock).
     “Note” shall mean a promissory note of the Borrower evidencing the Term Loan, payable to the order of the Lender, substantially in the form of Exhibit A hereto, as the same may be amended, supplemented and otherwise modified from time to time, or any substitute therefor.
     “Other Taxes” is defined in Section 7.2(b).
     “PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
     “Permitted Indebtedness” shall mean:
               (a) any Indebtedness owing to the Lender under this Credit Agreement and the other Loan Documents;
               (b) any other Indebtedness listed on Schedule 4.1(s) (including Indebtedness under lines of credit and other credit facilities described on such Schedule, as in effect on the date hereof), and the extension of maturity, refinancing or modification of the terms thereof; provided, however, that after giving effect to such extension, refinancing or modification: (A) the amount of such Indebtedness is not greater than the amount of Indebtedness outstanding immediately prior to such extension, refinancing or modification and (B) such Indebtedness does not have the benefit of covenants more restrictive in any material respect than those set forth in this Credit Agreement;
               (c) Indebtedness evidenced by Capitalized Lease Obligations entered into in order to finance Capital Expenditures made by the Borrower in accordance with the provisions of this Credit Agreement, which Indebtedness, when aggregated with the principal amount of all Indebtedness incurred under this clause (c) and clause (d) of this definition, does not exceed $100,000,000 at any time outstanding;
               (d) Indebtedness permitted by clause (d) or (e) of the definition of “Permitted Liens”;
               (e) Indebtedness permitted under Section 4.1(u);
               (f) Subordinated Debt; and
               (g) additional Indebtedness incurred by the Borrower or any Guarantor approved by the Lender.
     “Permitted Investments” shall mean (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case, maturing within six months from the date of acquisition thereof; (b) commercial paper, maturing not more than 270 days after the date of issue rated P-1 by Moody’s or A-1 by Standard & Poor’s; (c) certificates of deposit maturing not more than 270 days after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000; (d) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with major money center banks included in the commercial banking institutions described in clause (c) above and which are secured by readily marketable direct obligations of the United States Government or any agency thereof; (e) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000; and (f) tax exempt securities rated A or better by Moody’s or A+ or better by Standard & Poor’s maturing within six months from the date of acquisition thereof.
     “Permitted Liens” shall mean:
               (a) Liens for taxes, assessments and governmental charges the payment of which is not required under Section 4.1(i);
               (b) Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than 30 days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;
               (c) Liens described on Schedule 4.1(r), but not the extension of coverage thereof to other property or the extension of maturity, refinancing or other modification of the terms thereof or the increase of the Indebtedness secured thereby;

               (d) (i) purchase money Liens on equipment acquired or held by the Borrower or any of its Subsidiaries in the ordinary course of its business to secure the purchase price of such equipment or Indebtedness incurred solely for the purpose of financing the acquisition of such equipment or (ii) Liens existing on such equipment at the time of its acquisition; provided, however, that (A) no such Lien shall extend to or cover any other property of the Borrower or any of its Subsidiaries, (B) the principal amount of the Indebtedness secured by any such Lien shall not exceed the lesser of 90% of the fair market value or the cost of the property so held or acquired and (C) the aggregate principal amount of Indebtedness secured by any or all such Liens, when aggregated with the principal amount of all Indebtedness incurred under this clause (d) and clauses (c) and (d) of the definition of Permitted Indebtedness, shall not exceed at any one time outstanding $100,000,000;
               (e) deposits and pledges of cash securing (i) obligations incurred in respect of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations, (iii) obligations on surety or appeal bonds, but only to the extent such deposits or pledges are incurred or otherwise arise in the ordinary course of business and secure obligations not past due or (iv) letters of credit or other extensions of credit extended for any of the foregoing purposes;
               (f) easements, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not (i) secure obligations for the payment of money or (ii) materially impair the value of such property or its use by the Borrower or any of its Subsidiaries in the normal conduct of such Person’s business;
               (g) Liens securing Indebtedness permitted by subsection (b) of the definition of Permitted Indebtedness; provided, that, the Borrower provides, and causes its Subsidiaries to provide, concurrently therewith, that the obligations under this Credit Agreement, the Note and each other Loan Document are equally and ratably so secured.
               (h) Liens securing Indebtedness permitted by subsection (c) of the definition of Permitted Indebtedness.
     “Person” shall mean a natural person, corporation, partnership, limited liability company or partnership, association, joint-stock company, trust, unincorporated organization, joint venture, Governmental Authority or other entity.
     “Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
     “Recovery Event” shall mean any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any of its Subsidiaries.

     “Reinvestment Notice” means a written notice from the Borrower stating that no Default has occurred and is continuing and that the Borrower or any Subsidiary intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire assets useful in its business within six (6) months.
     “Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of Capital Stock of the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of Capital Stock of the Borrower or any option, warrant or other right to acquire any such shares of Capital Stock of the Borrower.
     “Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is not less than the total amount of the liabilities of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital.
     “Subordinated Debt” shall mean any Indebtedness of the Borrower that (i) does not mature prior to August 31, 2012, (ii) is not required to be repaid, prepaid, redeemed, amortized, repurchased or defeased, in whole or in part, prior to August 31, 2012 (other than (x) pursuant to an acceleration of the obligations thereunder by the lenders party thereto following an event of default and (y) pursuant to customary asset sale or change in control provisions requiring redemption or repurchase thereof, in each case only if and to the extent then permitted by this Credit Agreement and the subordination provisions of such Indebtedness), (iii) is not secured by any assets of the Borrower or any Subsidiary, (iv) is not exchangeable or convertible into Indebtedness of the Borrower or any Subsidiary (except other Subordinated Debt) or any preferred stock other than Non-Cash Pay Preferred Stock, (v) does not have the benefit of covenants more restrictive in any material respect than those set forth in this Credit Agreement and (vi) is subordinated to the obligations of the Borrower under this Credit Agreement pursuant to a written agreement reasonably satisfactory in form and substance to and approved in writing by the Lender.
     “Subsidiary” shall mean, as to any Person, any corporation or other entity of which Capital Stock or other ownership interests having (in the absence of contingencies) ordinary voting power to elect at least a majority of the board of directors (or persons performing similar functions) of such corporation or other entity which is, at the time of determination, owned directly, or indirectly through one or more intermediaries, by such Person.
     “Taxes” is defined in Section 7.2(a).

     “Term Loan” shall mean the loan made by the Lender to the Borrower on the Closing Date pursuant to Section 2.1.
     “Term Loan Commitment” shall mean $200,000,000.
     “Threshold Amount” shall mean $10,000,000.
     “Tilton Property” shall mean that certain real property located in the Town of Tilton, County of Belknap and State of New Hampshire owned by the Borrower, as further described in that certain Mortgage, Assignment of Leases and Rents and Security Agreement dated March 1, 1999, by mortgagor to mortgagee, and record in the Belknap County Registry of Deeds (the “Recorder’s Office”) in Book 151 at Page 0596.
     “Uniform Commercial Code” is defined in Section 1(c).
     “USA Patriot Act” is defined in Section 4.1(p).
     “Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
               (b) Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Credit Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Credit Agreement and (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.
               (c) Accounting and Other Terms. Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP applied on a basis consistent with those used in preparing the financial statements referred to in Section 3(j). All terms used in this Credit Agreement which are defined in Article 8 or Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York (the “Uniform Commercial Code”) and which are not otherwise defined herein shall have the same meanings herein as set forth therein, provided that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as the Lender may otherwise determine.
               (d) Time References. Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; provided, however, that with respect to a computation of fees or interest payable to the Lender, such period shall in any event consist of at least one full day.
     2. The Term Loan
          2.1 The Term Loan Commitment. Upon satisfaction or waiver of all terms and conditions precedent to borrowing (including absence of any Default) set forth herein, the Lender agrees to make the Term Loan to the Borrower on the Closing Date, in aggregate principal amount not to exceed the Term Loan Commitment. Any principal amount of the Term Loan which is repaid or prepaid may not be reborrowed. The Lender’s Term Loan Commitment shall terminate on the Closing Date and, thereafter, the Lender shall have no obligation whatsoever to make any Term Loan to the Borrower.
          2.2 Making the Term Loan. Upon fulfillment of the applicable conditions set forth in Section 5 hereof (or the waiver thereof by the Lender as herein prescribed), the Lender shall make its Term Loan to be made by it hereunder on the Closing Date by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the Borrower’s Account (or as directed by the Borrower pursuant to the pay-off letter for the Existing Facility).
          2.3 Interest.
               (a) The Term Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the sum of (a) LIBOR and (b) the Applicable Spread.
               (b) Subject to Section 2.5, interest shall be payable on each Term Loan (i) in arrears on each Interest Payment Date and (ii) on the date on which the principal amount of the Term Loan becomes due and payable hereunder (whether at stated maturity, by mandatory prepayment, optional prepayment, acceleration or otherwise).
               (c) Notwithstanding anything herein to the contrary, all accrued interest shall be payable on each date principal is payable hereunder pursuant to Sections 2.4, 2.6 and 2.7 or such earlier date as herein required.
               (d) Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.
               (e) In the event, and on each occasion, that on the date two Business Days prior to the commencement of any Interest Period during which any portion of the Term Loan accrues interest at a rate based upon LIBOR, the Lender shall have in good faith determined that Dollar deposits are generally not available in the London interbank market, or that reasonable means do not exist for ascertaining LIBOR, or that the rates at which such Dollar deposits are being offered will not adequately and fairly reflect the cost of making or maintaining the Term Loan at LIBOR during such Interest Period, the Lender shall, as soon as practicable thereafter, give written or telecopy notice of such determination to the Borrower. In the event of any such determination, interest shall accrue with respect to such Term Loan during such Interest Period at a rate equal to the Federal Funds Rate plus the Applicable Spread. Each determination by the Lender hereunder shall be conclusive absent manifest error.
          2.4 Principal Repayment; Note.
               (a) The Borrower shall repay the aggregate principal amount of the outstanding Term Loan, together with all other outstanding amounts due and owing hereunder or under the other Loan Documents, on the Maturity Date.
               (b) The Lender may request that the Term Loan be evidenced by a Note. In such event, the Borrower shall execute and deliver to the Lender a Note payable to the order of the Lender, in a principal amount equal to the Lender’s Term Loan. Thereafter, the Lender’s Term Loan evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 8.3) be represented by one or more Notes in such form payable to the order of the payee named therein. The Lender is hereby authorized by the Borrower to endorse on the schedule attached to a Note (or on a continuation of such schedule attached to such Note and made a part thereof) an appropriate notation evidencing the date and amount of the Term Loan made by the Lender, the date and amount of each principal payment and prepayment with respect thereto and the interest rate applicable thereto; provided, however, that the failure of the Lender to make any such notation (or any error in such notation) shall not affect any obligations of the Borrower hereunder or under any Note. The Notes and the books and records of the Lender shall be conclusive evidence of the information set forth therein absent manifest error.
          2.5 Default Interest. If at any time any Event of Default occurs and is continuing, the principal, interest, fees and all other amount payable hereunder or under any other Loan Document shall bear interest, from the date such Event of Default occurred until such Event of Default is fully cured or waived, payable on demand, at a rate equal at all times to 15.00% per annum (the “Default Rate”).
          2.6 Optional Prepayments. The Borrower may, upon at least three (3) Business Days’ prior written notice to the Lender, prepay all or any portion of the aggregate principal amount of the Term Loan. Each such prepayment shall be in an amount not less than $10,000,000 or an integral multiple thereof and any portion of the Term Loan may be designated by the Borrower to be prepaid if and only to the extent that prepayment is made on an Interest Payment Date or subject to the payment of amounts described in Section 7.1(d) and (e). Each prepayment made pursuant to this Section shall be accompanied by the payment of (i) accrued interest to date of such prepayment on the amount prepaid and (ii) any and all payments required pursuant to Section 7.1 in respect of such prepayment. Any principal of the Term Loan that is prepaid may not be reborrowed.

          2.7 Mandatory Prepayments.
               (a) If, for any fiscal year of the Borrower, including the fiscal year ending January 30, 2010, there shall be Consolidated Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply 50% of such Consolidated Excess Cash Flow toward the prepayment of the Term Loan as set forth in Section 2.8. Each such prepayment shall be made on the first Interest Payment Date occurring at least five Business Days (an “Excess Cash Flow Application Date”) after the earlier of (i) the date on which the financial statements of the Borrower referred to in Section 4.1(a)(i), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.
               (b) If on any date the Borrower or any Subsidiary shall receive Net Cash Proceeds from any Asset Disposition (other than a Disposition of J. Jill) or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, an amount equal to 75% of such Net Cash Proceeds shall be applied no later than the first Interest Payment Date occurring at least five Business Days after the receipt of such Net Cash Proceeds toward the prepayment of the Term Loans as set forth in Section 2.8; provided, that the Borrower may without penalty withhold amounts owing pursuant to this Section 2.7(b) until such time as the amount of Net Cash Proceeds received from all such Asset Dispositions and Recovery Events that would otherwise be required to be applied toward the prepayment of Term Loans pursuant to this Section 2.7(b) shall exceed $5,000,000 in the aggregate; provided, further, that, if the Net Cash Proceeds subject to a Reinvestment Notice are not used within six (6) months of delivery of such Reinvestment Notice for the purpose described therein, an amount equal to the Net Cash Proceeds not so used shall be applied no later than the first Interest Payment Date occurring at least five Business Days thereafter toward the prepayment of the Term Loan as set forth in Section 2.8.
               (c) If on any date the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from a Disposition of J. Jill, an amount equal to 100% of the Net Cash Proceeds thereof shall be applied no later than the first Interest Payment Date occurring at least five Business Days following such Disposition, toward the prepayment of the Term Loan as set forth in Section 2.8.
               (d) If any Indebtedness shall be incurred by the Borrower or any of its Subsidiaries (excluding Indebtedness permitted by clauses (a) through (e) of the definition of Permitted Indebtedness), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied no later than the first Interest Payment Date occurring at least five Business Days after the date of such issuance or incurrence toward the prepayment of the Term Loan as set forth in Section 2.8.
               (e) No later than the first Interest Payment Date occurring at least five Business Days following the date of the issuance by Borrower or any of its Subsidiaries of any shares of its or their Capital Stock (other than (A) in the event that Borrower or any of its Subsidiaries forms any Subsidiary in accordance with the terms hereof, the issuance by such Subsidiary of Capital Stock to Borrower or such Subsidiary, as applicable and (B) the issuance of Capital Stock of Borrower to directors, officers, and employees of Borrower and its Subsidiaries pursuant to employee stock option plans (or other employee incentive plans or other compensation arrangements) approved by the board of directors of the Borrower), an amount equal to 50% of the Net Cash Proceeds thereof shall be applied toward the prepayment of the Term Loan as set forth in Section 2.8. The provisions of this Section 2.7(e) shall not be deemed to be implied consent to any such issuance otherwise prohibited by the terms and conditions of this Credit Agreement.
          2.8 Method of Payment.
               (a) Payments Generally. The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of amounts payable under Section 7.1, or otherwise) by the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, by 12:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. Any prepayments made pursuant to Section 2.6 or 2.7 made on a date other than an Interest Payment Date shall subject to the amounts payable in Section 7.1(d) and (e). The Borrower will make each payment under this Credit Agreement to the Lender’s Account in Dollars and in immediately available funds, except that payments pursuant to Section 7.1 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. All payments under each Loan Document shall be made in Dollars.
               (b) Any payments shall be applied first to default charges, indemnities, expenses and other non-principal and interest amounts owed under any of the Loan Documents, if any, then to interest due and payable on the Term Loan, and thereafter to the principal amount of the Term Loan due and payable.
               (c) All computations of interest and fees shall be made by the Lender on the basis of a year of 365/6 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable; provided, however, that if the Term Loan is repaid on the same day on which it is made, one day’s interest shall be paid on such Term Loan.
               (d) Whenever any payment to be made hereunder or under any instrument delivered hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest; provided, however, that if such extension would cause such payment to be made in a new calendar month or beyond the Maturity Date, such payment shall be made on the immediately preceding Business Day.
          2.9 Loan Account. The Lender will maintain on its books a loan account in the Borrower’s name (the “Loan Account”), showing the Term Loan, prepayments, the computation and payment of interest, and any other amounts due and sums paid hereunder and under the other Loan Documents. The entries made by the Lender in the Loan Account shall be conclusive and binding on the Borrower as to the amount at any time due from the Borrower, absent manifest error.
          2.10 Use of Proceeds. The Borrower shall apply the proceeds of the Term Loan solely to (a) permanently repay and retire all existing Indebtedness of the Borrower under the Existing Credit Facility and (b) pay fees and expenses in connection with the transactions contemplated hereby.
     3. Representations and Warranties. The Borrower hereby represents and warrants to the Lender as follows:
          3.1 Organization. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Subsidiary of the Borrower is duly organized and existing and in good standing under the laws of the jurisdiction of its organization. Schedule 3.1 contains a true and complete list of the Subsidiaries of the Borrower as of the date hereof.
          3.2 Power and Authority. Each of the Borrower and its Subsidiaries has all requisite corporate power and authority to carry on its present business, to own its property and assets and to execute, deliver and perform this Credit Agreement, each Note, if any, and each other Loan Document to which it is a party. Each of the Borrower and its Subsidiaries is duly qualified or licensed as a foreign corporation authorized to conduct its activities and is in good standing in all jurisdictions in which the character of the properties owned or leased by it or the nature of the activities conducted makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not be reasonably likely to result in a Material Adverse Effect.
          3.3 Authorization of Borrowing. All appropriate and necessary corporate, shareholder and other actions and approvals have been taken or obtained by the Borrower and each of its Subsidiaries to authorize the execution and delivery of this Credit Agreement, each Note, if any, and the other Loan Documents to which it is a party and to authorize the performance and observance of the terms of each.
          3.4 Agreement Binding; No Conflicts. This Credit Agreement constitutes, and each Note, if any, and the other Loan Documents when executed and delivered pursuant hereto will constitute, the legal, valid and binding obligations of the Borrower or its Subsidiaries, as the case may be, enforceable against the Borrower or such Subsidiaries in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is considered in a proceeding at law or equity). The execution, delivery and performance of this Credit Agreement, the Notes, if any, and the other Loan Documents which the Borrower and its Subsidiaries are a party and the use of the proceeds of the Term Loan do not and will not (i) violate or conflict with (A) any provisions of law or any order, rule, directive or regulation of any court or other Governmental Authority, (B) the charter, by-laws or other organizational documents of the Borrower or such Subsidiary or (C) except as would not be reasonably likely to result in a Material Adverse Effect, any agreement, document or instrument to which the

Borrower or any such Subsidiary is a party or by which its respective assets or properties are bound, (ii) except as would not be reasonably likely to result in a Material Adverse Effect, constitute a default or an event or circumstance that with the giving of notice or the passing of time, or both, would constitute a default under any such agreement, document or instrument, (iii) except as would not be reasonably likely to result in a Material Adverse Effect, result in the creation or imposition of any Lien, charge or encumbrance of any nature whatsoever upon any assets or properties of the Borrower or any such Subsidiary, or (iv) except as would not be reasonably likely to result in a Material Adverse Effect, result in any suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its respective operations or any of its properties.
          3.5 Compliance with Law. There does not exist any conflict with, or violation, or breach of, any law or any regulation, order, writ, injunction or decree of any court or governmental instrumentality, which conflict, violation or breach could reasonably be expected to result in a Material Adverse Effect.
          3.6 Taxes. The Borrower and each of its Subsidiaries has filed all Tax returns required to be filed and has paid all taxes, assessments, fees and other governmental charges due upon it with respect to the conduct of its operations or otherwise the failure of which to file or to pay could reasonably be expected to result in a Material Adverse Effect, except to the extent that the Borrower or any Subsidiary is contesting in good faith its obligation to pay such taxes or charges and the Borrower or any such Subsidiary has adequately accrued for such payments in accordance with and to the extent required by GAAP. There are no tax audits presently being conducted in respect of the Borrower or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.
          3.7 Governmental Consents. No consent, approval, authorization or order of, notice to or declaration or filing with, any administrative body or agency or other Governmental Authority on the part of the Borrower or any of its Subsidiaries is required for the valid execution, delivery and performance by the Borrower or any of its Subsidiaries of this Credit Agreement, the Notes, if any, or the other Loan Documents, except for such as have been obtained or made and are in full force and effect.
          3.8 Litigation. There are no pending or, to the knowledge of the Borrower, threatened legal actions, suits, claims or administrative, arbitration or other proceedings against the Borrower or any of its Subsidiaries that if adversely determined could reasonably be expected to result in a Material Adverse Effect.
          3.9 Other Obligations. None of the Borrower or any of its Subsidiaries is in default in any material respect in the performance, observance or fulfillment of any obligation, covenant or condition in any agreement, document or instrument to which it is a party or by which it is bound which is reasonably likely to result in a Material Adverse Effect.
          3.10 Financial Information.
               (a) The Borrower has heretofore furnished to the Lender its consolidated balance sheets, its consolidated statements of earnings, its consolidated statements of cash flows and its consolidated statements of stockholder’s equity as of and for the fiscal year ended February 2, 2008, reported on by Deloitte & Touche LLP, independent registered public accounting firm, and (B) as of and for the fiscal quarter and the portion of the fiscal year ended November 2, 2008. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (B) above.
               (b) All other financial information provided to the Lender by or on behalf of the Borrower and its Affiliates has been prepared in accordance with GAAP and fairly presents, in accordance with GAAP consistently applied, the financial position and results of operations for the periods therein indicated, and, except as has been previously disclosed to Lender prior to or on the date hereof, there has been no material adverse change in the financial condition, operations, business or prospects since February 2, 2008.
          3.11 Accuracy of Information. All factual information heretofore or contemporaneously furnished by or on behalf of the Borrower or any of its Subsidiaries to the Lender for purposes of or in connection with this Credit Agreement, any other Loan Document or any transaction contemplated hereby or thereby (true and complete copies of which were furnished to the Lender in connection with its execution and delivery hereof) is, and all other factual information hereafter furnished by or on behalf of the Borrower or any of its Subsidiaries to the Lender will be, true and accurate in every material respect on the date as of which such information is dated or certified and, in respect of such information heretofore or contemporaneously furnished to the Lender, as of the date of the execution and delivery of this Credit Agreement by the Lender and such information is not, or shall not be, as the case may be, incomplete by omitting to state any material fact necessary to make such information not misleading. With respect to any such factual information pertaining to Persons other than the Borrower, its Subsidiaries or its Affiliates, the foregoing representation is made to the best knowledge of the Borrower. All projections heretofore or contemporaneously furnished by or on behalf of the Borrower or any of its Subsidiaries to the Lender for purposes of or in connection with this Credit Agreement or any transaction contemplated hereby have been prepared by the Borrower or such Subsidiaries based upon estimates and assumptions stated therein, all of which the Borrower believes to be reasonable and fair in light of current conditions and current facts known to the Borrower and, as of the Closing Date, reflect the Borrower’s good faith and reasonable estimates of the future financial performance of the Borrower and its Subsidiaries and of the other information projected therein for the periods set forth therein; provided, however, that any and all financial projections are subject to uncertainties and contingencies, many of which are beyond the Borrower’s control and no assurance is or can be given that any financial projections or other results contemplated therein will be realized.
          3.12 Seniority. The obligations of the Borrower and the Guarantors under this Credit Agreement and the other Loan Documents to which it is a party rank, and at all times shall rank, at least pari passu in priority of payment and in all other respects with all other unsecured Indebtedness of the Borrower and each of the Guarantors.

          3.13 Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an “investment company” or an “affiliated person” or “promoter” of, or “principal underwriter” of or for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.
          3.14 Permits, Etc. Each of the Borrower and its Subsidiaries has all permits, consents, licenses, authorizations, approvals, entitlements and accreditations required for it lawfully to own, lease, manage or operate, or to acquire each business currently owned, leased, managed or operated, or to be acquired, by it, except for failures which are not reasonably likely to result in an Material Adverse Effect. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, consent, license, authorization, approval, entitlement or accreditation and which is reasonably likely to result in a Material Adverse Effect, a Default or an Event of Default and there is no written claim that any such permit, consent, license, authorization, approval, entitlement or accreditation is not in full force and effect.
          3.15 Environmental Matters. Except to the extent not reasonably likely to result in a Material Adverse Effect, (i) none of the operations of the Borrower or any of its Subsidiaries violate any Environmental Law, (ii) no Environmental Actions have been asserted against the Borrower or any of its Subsidiaries in writing nor does the Borrower have any knowledge of any threatened or pending Environmental Action against the Borrower, any of its Subsidiaries or any predecessor in interest, (iii) neither the Borrower nor any of its Subsidiaries has incurred any Environmental Liabilities and Costs and (iv) to the Borrower’s knowledge, neither the Borrower nor any of its Subsidiaries has any contingent liability in connection with any release of any Hazardous Material into the environment.
          3.16 Solvency. Each of the Borrower and its Subsidiaries will be Solvent after giving effect to the transactions contemplated by this Credit Agreement and the other Loan Documents.
          3.17 ERISA; Margin Regulations. (a) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount that would reasonably be expected to have a Material Adverse Effect, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount that would reasonably be expected to have a Material Adverse Effect.
               (b) None of the Borrower or any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. No part of the proceeds of any Term Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, in any manner or for any purpose that would result in a violation by the Lender, the Borrower or such Subsidiary of the regulations of the Board, including Regulation U or X.
          3.18 Properties; Intellectual Property. (a) The Borrower and each Subsidiary has good title to, or valid leasehold interests in, all its material real and personal property free and clear of all Liens, except for Permitted Liens and defects in title, in each case that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.
               (b) The Borrower and each Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except, in each case, for any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     4. Covenants. The Borrower hereby covenants to the Lender that, during the term of this Credit Agreement, or so long as (a) any amounts owed hereunder or under any other Loan Document are outstanding or (b) this Credit Agreement and the other Loan Documents have not been terminated, the Borrower shall, and shall cause each of its Subsidiaries to, as applicable (unless the prior written consent of the Lender has been obtained) perform the following obligations:
          4.1 Financial Statements. (a) The Borrower shall deliver to the Lender:
               (i) within 120 days after the end of each fiscal year of the Borrower its consolidated balance sheets as of the end of such fiscal year and the related consolidated statements of earnings, consolidated statements of cash flows and consolidated statements of stockholder’s equity of the Borrower and its Subsidiaries, which shall be in reasonable detail and shall be audited by independent certified public accountants of nationally recognized standing selected by the Borrower and reasonably satisfactory to the Lender, and as to which such accountants shall have expressed a written opinion (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) that such statements fairly present the financial position of the Borrower and its Subsidiaries for the period then ended and have been prepared in accordance with GAAP, and that the examination of such accounts was made in accordance with the Standards of Public Company Accounting Oversight Board (United States) and accordingly included such tests of the accounting records and such other auditing procedures as were considered necessary under the circumstances;
               (ii) as soon as available and in any event within 60 days after the end of each fiscal quarter of the Borrower commencing with the first fiscal quarter of the Borrower ending after the Closing Date, consolidated balance sheets, consolidated statements of earnings, consolidated statements of cash flows and consolidated statements of stockholder’s equity of the Borrower and its Subsidiaries as at the end of such quarter, and for the period commencing at the end of the immediately preceding fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the figures for the corresponding date or period of the immediately preceding fiscal year, all in reasonable detail and certified by an authorized officer of the Borrower as fairly presenting, in all material respects, the financial position of the Borrower and its Subsidiaries as of the end of such quarter and the results of operations and cash flows of the Borrower and its Subsidiaries for such quarter, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements of the Borrower and its Subsidiaries furnished to the Lender, subject to normal year-end adjustments;
               (iii) simultaneously with the delivery of the financial statements of the Borrower and its Subsidiaries required by clauses (i) and (ii) of this Section 4.1(a), a certificate of an authorized officer of the Borrower (A) stating that such authorized officer has reviewed the provisions of this Credit Agreement and the other Loan Documents and has made or caused to be made under his or her supervision a review of the condition and operations of the Borrower and its Subsidiaries during the period covered by such financial statements with a view to determining whether the Borrower and its Subsidiaries were in compliance with all of the provisions of this Credit Agreement and such Loan Documents at the times such compliance is required hereby and thereby, and that such review has not disclosed, and such authorized officer has no knowledge of, the existence during such period of an Event of Default or Default or, if an Event of Default or Default existed, describing the nature and period of existence thereof and the action which the Borrower and its Subsidiaries propose to take or have taken with respect thereto and (B) with respect to financial statements delivered pursuant to clause (i) of this Section 4.1(a), attaching a schedule showing the calculation of the Consolidated Excess Cash Flow for such period; and
               (iv) Within 30 days after the end of each fiscal month during the Commitment Period, receipt by the Lender of a financial report of the Borrower and its consolidated subsidiaries for such month, in form and substance reasonably satisfactory to the Lender.
               (b) Proxy Statements, etc. Promptly after the sending or filing thereof, the Borrower will provide to the Lender copies of all proxy statements, financial statements, and reports which the Borrower sends to its stockholders, and copies of all regular, periodic, and special reports, and all registration statements which the Borrower files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or with any national securities exchange.
               (c) Additional Information. The Borrower shall make available and provide to the Lender such further information and documents concerning its business and affairs including, without limitation, (i) the budgets and business plans of the Borrower and its

Subsidiaries and (ii) using commercially reasonable efforts to provide to the Lender information with respect to accountant’s letters, in each case as the Lender may from time to time reasonably request.
               (d) Notices. The Borrower shall promptly notify the Lender of:
               (i) any investigation by or proceeding in or before any court, arbitrator, administrative body or agency or other Governmental Authority (other than routine inquiries by a governmental agency), including, without limitation, any Environmental Action, which investigation, proceeding or action is reasonably likely to result in a Material Adverse Effect, Default or Event of Default and, upon request, provide the Lender with all material documents and information furnished by the Borrower or any Subsidiary in connection therewith;
               (ii) the occurrence of any Default or Event of Default or any other development which is reasonably likely to result in a Material Adverse Effect, which notice shall be provided to the Lender as soon as possible, but in no event later than five (5) days after the Borrower or any Subsidiary becomes aware of the same and shall include a statement as to what action the Borrower or such Subsidiary has taken and/or proposes to take with respect thereto;
               (iii) any change in the Borrower’s key management personnel, including without limitation, its President, Controller or Treasurer; and
               (iv) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.
               (e) Compliance with Laws, Etc. The Borrower shall and shall cause each of its Subsidiaries to comply in all material respects with the requirements of all applicable laws (including, without limitation, any Environmental Law) and maintain and preserve its corporate existence and, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, rights and privileges.
               (f) Books and Records. The Borrower shall and shall cause each of its Subsidiaries to keep and maintain adequate records and books of account, with complete entries made in accordance with GAAP, consistently applied.
               (g) Inspection Rights. The Borrower shall and shall cause each of its Subsidiaries to permit the Lender or any of its agents and representatives at any time and from time to time during reasonable business hours and, provided no Default or Event of Default has occurred and is continuing, on reasonable prior notice to the Borrower, to examine and make copies of and abstracts from its records and books of account, to visit and inspect its properties, to conduct audits and make examinations and discuss its affairs, finances and accounts with any of its directors, officers, employees, accountants or other representatives.
               (h) Insurance. The Borrower shall maintain or cause to be maintained, and cause each of its Subsidiaries to maintain or cause to be maintained (in each case in the

Borrower’s name or in the name of such Subsidiary, as the case may be), with responsible, financially sound and reputable insurance companies insurance with respect to its properties and business against such casualties and contingencies and of such types and in such amounts as is customary in the case of similar businesses.
               (i) Taxes. The Borrower shall and shall cause each of its Subsidiaries to timely pay and discharge all material taxes, assessments, levies and governmental charges upon it or against any of its properties, assets or income except to the extent that the Borrower or any Subsidiary, as applicable, shall be contesting in good faith its obligation to pay such taxes or charges and the Borrower or such Subsidiary, as applicable, has adequately accrued for such payments in accordance with and to the extent required by GAAP.
               (j) Further Assurances. The Borrower shall do, and shall cause each of its Subsidiaries to, execute, acknowledge and deliver at the sole cost and expense of the Borrower or its Subsidiaries, all documents, instruments and agreements and take such further acts and deeds as the Lender may reasonably require from time to time to carry out the intention or facilitate the performance of the terms of this Credit Agreement or any other Loan Document.
               (k) Merger, Consolidation, etc. The Borrower shall not and shall cause each of its Subsidiaries not to:
               (i) merge, consolidate or amalgamate with or into any other Person unless: (A) the Borrower is the surviving entity, (B) the Borrower provides the Lender with at least 30 days’ prior written notice thereof, (C) the documentation in connection therewith is reasonably satisfactory in form and substance to the Lender, (D) the Borrower provides the Lender with such documents, certificates and opinions as the Lender may reasonably request, in form and substance reasonably satisfactory to the Lender, including, without limitation, a legal opinion given by counsel reasonably satisfactory to the Lender regarding the legal, valid and binding nature of the Loan Documents and the enforceability thereof and such other matters as the Lender may reasonably request, and (E) no Material Adverse Effect or any Default or Event of Default shall occur and be continuing both immediately before and immediately after such merger, consolidation or amalgamation;
               (ii) dissolve, wind-up or liquidate; provided, that, any Subsidiary may be dissolved or liquidated if the board of directors of the Borrower determines in good faith such liquidation or dissolution is in the best interests of the Borrower and not materially disadvantageous to the Lender;
               (iii) purchase or otherwise acquire all or substantially all of the assets, liabilities or properties of any other Person; provided, that, the Borrower or any wholly-owned Guarantor may acquire all or substantially all of the assets, liabilities or properties of any wholly-owned Guarantor; or
               (iv) Dispose of all or substantially all of its non-“Margin Stock” (as defined in Regulation U of the Board) assets or properties whether in any single transaction or one or more transactions in the aggregate; except to the Borrower or any wholly-owned Guarantor.
               (l) Change in Nature of Business. The Borrower shall not and shall cause each of its Subsidiaries not to make any material changes in the nature of its business activities as presently conducted to the extent reasonably likely to result in a Material Adverse Effect.
               (m) Transactions with Affiliates. The Borrower shall not and shall cause each of its Subsidiaries not to enter into any transaction with any of its Affiliates (other than between or among Borrower and/or one or more wholly-owned Guarantors), unless such transaction is otherwise permitted hereunder or is in the ordinary course of business of the Borrower or such Subsidiary, as applicable, and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as applicable, than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate.
               (n) Corporate Documents. The Borrower shall not and shall cause each of its Subsidiaries not to amend its certificate of incorporation in any manner which is reasonably likely to materially adversely affect the Lender’s rights under any of the Loan Documents or the Lender’s ability to enforce any such rights.
               (o) Fiscal Year. The Borrower shall not and shall cause each of its Subsidiaries not to permit its fiscal year to end on a day other than the first Saturday between January 28th and February 3rd of any given year.
               (p) USA PATRIOT Act Compliance. The Borrower shall provide, and shall cause each of its Subsidiaries and Affiliates to provide, such information and take such actions as are reasonably requested by the Lender in order to assist the Lender in maintaining compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (as amended, the “USA Patriot Act”) or similar laws and the rules and regulations promulgated thereunder, in each case, as the same may be in effect from time to time.
               (q) Seniority. The obligations of the Borrower and each of the Guarantors under this Credit Agreement and the other Loan Documents to which it is a party shall at all times rank at least pari passu in priority of payment and in all other respects with all other unsecured senior Indebtedness of the Borrower and each of the Guarantors.
               (r) Liens, Etc. The Borrower shall not, and shall not permit its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired; file or suffer to exist under the Uniform Commercial Code or any similar law or statute of any jurisdiction, a financing statement (or the equivalent thereof) that names it or any of its Subsidiaries as debtor; sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof); sell any of its property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable other than in connection with collection of defaulted accounts receivable) with recourse to it or any of its Subsidiaries or assign or otherwise transfer; or permit any of its Subsidiaries to assign or otherwise transfer, any account or other right to receive income, other than, as to all of the above, Permitted Liens.
               (s) Indebtedness. The Borrower shall not, and shall not permit its Subsidiaries to, create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to, or permit any of its Subsidiaries to create, incur, assume, guarantee or suffer to exist or otherwise become or remain liable with respect to, any Indebtedness other than Permitted Indebtedness.
               (t) Restricted Payments. The Borrower shall not, and shall not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (i) the Borrower may declare and pay dividends with respect to its Capital Stock payable solely in additional shares of its common stock, (ii) any Subsidiary may declare and pay dividends to the Borrower or, in the case of any Subsidiary that is wholly owned by another Subsidiary, to such other Subsidiary, (iii) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries, and (iv) netting shares under employee benefit plans to settle option price payments owed by employees and directors with respect thereto and settling employees’ and directors’ federal, state and income tax liabilities (if any) related thereto.
               (u) Loans, Advances, Investments, Etc. The Borrower shall not, and shall not permit its Subsidiaries to, make or commit or agree to make any loan, advance, guarantee of obligations, other extension of credit or capital contributions to, or hold or invest in or commit or agree to hold or invest in, or purchase or otherwise acquire or commit or agree to purchase or otherwise acquire any shares of the Capital Stock, bonds, notes, debentures or other securities of, or make or commit or agree to make any other investment in, any other Person, or purchase or own any futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or permit any of its Subsidiaries to do any of the foregoing, except for:
               (i) investments existing on the date hereof, as set forth on Schedule 4.1(u) hereto, but not any increase in the amount thereof as set forth in such Schedule or any other modification of the terms thereof;
               (ii) loans, advances and other investments by the Borrower to any wholly-owned Guarantor, by any such wholly-owned Guarantor to the Borrower or by any such wholly-owned Guarantor to any other such wholly-owned Guarantor, made in the ordinary course of business and, which such loans, advances or investments, when aggregated with all loans, advances and investments made to Excluded Subsidiaries under clause (iii) below, does not exceed in the aggregate for the Borrower and all of its Subsidiaries at any one time outstanding $50,000,000 (calculated on the basis of the actual amount of all such loans, advances and investments (net of any amounts repaid to the Borrower or such Subsidiaries) and without regard to any increase or decrease in the value thereof or to any write off, write down or other similar reduction);

               (iii) loans, advances and other investments by the Borrower to any Excluded Subsidiary, by any Excluded Subsidiary to the Borrower or by any such Excluded Subsidiary to any other such Excluded Subsidiary, made in the ordinary course of business and not exceeding in the aggregate for the Borrower and all of the Excluded Subsidiaries at any one time outstanding $10,000,000, plus the value of inventory advanced to such Excluded Subsidiaries in the ordinary course of business (and receivables/payables related to such inventory) (calculated on the basis of the actual amount of all such loans, advances and investments (net of any amounts repaid to the Borrower or such Excluded Subsidiaries) and without regard to any increase or decrease in the value thereof or to any write off, write down or other similar reduction); and
               (iv) Permitted Investments.
               (v) Sale/Leaseback Transactions. Except for sale/leaseback transactions entered into in the ordinary course of business with respect to a retail location, the Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.
               (w) Asset Dispositions. The Borrower will not, and will not permit any of its Subsidiaries to Dispose of any asset which has a Fair Market Value in excess of $1,000,000, including any Capital Stock owned by it, nor will the Borrower permit any of its Subsidiaries to issue any additional Capital Stock in such Subsidiary, except:
               (i) (A) sales of inventory in the ordinary course of business on ordinary business terms and (B) sales, transfers, licenses, leases or other dispositions of the Tilton Property or other used, surplus, obsolete or worn-out assets (including real property) and Permitted Investments in the ordinary course of business;
               (ii) sales, transfers, licenses, leases or other dispositions of assets (including Capital Stock) or issuances of any additional Capital Stock by Borrower to any of its wholly-owned Subsidiaries, by any such wholly-owned Subsidiary to Borrower, and by any such wholly-owned Subsidiary to any other such wholly-owned Subsidiary; provided that any such dispositions to a Subsidiary shall be made in compliance with Section 4.1(m);
               (iii) sales transfers, licenses, leases or other dispositions deemed to occur as a result of the creation of Liens permitted by Section 4.1(r);
               (iv) sale/leasebacks permitted by Section 4.1(v); and
               (v) the termination, surrender or sublease of a real estate lease of the Borrower or any of its Subsidiaries.

               (x) Capital Expenditures. The Borrower will not, nor will it permit any Subsidiary to contract for, purchase or make any expenditure or commitments for Capital Expenditures in any fiscal year in excess of the amount contained in a budget approved by the Lender.
               (y) Subordinated Debt . The Borrower will not, nor will it permit any Subsidiary to, make or agree to make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Subordinated Debt or other Indebtedness expressly subordinated in right of payment to the obligations of the Borrower hereunder, including any sinking fund or similar deposit with respect to any of them, or any prepayment, purchase, redemption, retirement, acquisition, cancellation or termination of any such Subordinated Debt or other Indebtedness prior to its scheduled maturity, except regularly scheduled interest payments, as and when due (other than interest payments prohibited by the subordination provisions thereof).
               (z) Formation of Subsidiaries. At the time that the Borrower forms any direct or indirect Domestic Subsidiary or acquires any direct or indirect Domestic Subsidiary after the Closing Date, the Borrower shall within 30 days of such formation or acquisition cause any such new Subsidiary to become a party to the Guaranty by executing a Guaranty Agreement Supplement in the form provided in the Guaranty. Notwithstanding the foregoing, if the Borrower does not Dispose of J. Jill on or prior to December 31, 2009, then the Borrower shall cause each of J. Jill, GP, J. Jill, LLC and Birch Pond Realty Corporation to become parties to the Guaranty within thirty days thereafter.
               (aa) Negative Pledge Clauses. The Borrower shall not, and shall cause each of its Subsidiaries not to, enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any the Borrower or any Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, other than (i) this Credit Agreement and the other Loan Documents, (ii) customary non-assignment provisions in licenses or sublicenses of intellectual property and (iii) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).
               (bb) Clauses Restricting Subsidiary Distributions. The Borrower shall not, and shall cause each of its Subsidiaries not to, enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (i) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (ii) make loans or advances to, or other investments in, the Borrower or any other Subsidiary of the Borrower or (iii) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (A) any restrictions existing under the Loan Documents, (B) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary and (C) contractual encumbrances or restrictions in effect on the Closing Date under Indebtedness existing on the Closing Date.

               (cc) Amendment of Existing Indebtedness. No later than March 12, 2009, the Borrower shall have delivered to the Lender the following agreements, each in form and substance satisfactory to the Lender:
               (i) an amendment agreement under the Revolving Credit Agreement, dated as of January 25, 1994 (as amended), between the Borrower and Sumitomo Mitsui Banking Corporation (as successor to The Sakura Bank, Limited, New York Branch), deleting Sections 10(f), 10(g) and 10(h) thereto, duly executed by the Borrower and Sumitomo Mitsui Banking Corporation; and
               (ii) an amendment agreement under the Revolving Credit Agreement, dated as of January 25, 1994 (as amended), between the Borrower and Norinchukin Bank, New York Branch, amending Section 10(e) thereto to permit the Borrower to incur the Term Loan without compliance thereto, duly executed by the Borrower and Norinchukin Bank.
     5. Conditions Precedent to the Term Loan . The obligation of the Lender to make the Term Loan is subject to the prior fulfillment of the following conditions:
               (a) Documents. The Lender shall have received the following, each in form and substance satisfactory to the Lender:
               (i) Executed Agreement. This Credit Agreement, duly executed by an authorized officer of the Borrower.
               (ii) Note. To the extent requested by the Lender, the Lender (or its counsel) shall have received a Note, in the amount of the Term Loan, duly executed by an authorized officer of the Borrower.
               (iii) Officer’s Certificate. A certificate of an authorized officer of each of the Borrower and each Guarantor, substantially in the form of Exhibit B hereto, certifying, among other things, as to (w) the organizational documents and by-laws of such Person, (x) resolutions of the board of directors of such Person (or a committee of the board of directors authorized to approve this transaction) authorizing such Person to execute, deliver and perform this Credit Agreement, each Note, if any, and each other Loan Document to which it is a party; (y) the names and signatures of the officers of such Person authorized to execute this Credit Agreement, each Note, if any, and each other Loan Documents to which it is a party; and (z) the absence of any amendment or modification to any of the attached organizational documents or by-laws (or the equivalent thereof), if any, of such Person since the date of the most recent certification thereof.
               (iv) Executed Guaranty. The Guaranty, duly executed by an authorized officer of each of the Guarantors.
               (v) Opinion of Counsel to the Borrower. A favorable written opinion of Dewey & LeBoeuf LLP, counsel for the Borrower, in form and substance reasonably satisfactory to the Lender and covering such matters relating to the Borrower, the Loan Documents and such other matters reasonably requested by the Lender.
               (vi) Good Standing. A certificate of the appropriate official(s) of the state of organization of the Borrower and each of the Guarantors certifying as of a recent date not more than 30 days prior the Closing Date as to the subsistence in good standing of, and the payment of taxes by, the Borrower and such Guarantor in such states.
               (vii) Existing Credit Facility. A payoff letter, duly executed by the Borrower and the Existing Lenders, in form and substance reasonably acceptable to the Lender, evidencing that the Existing Credit Facility has been or concurrently with the Closing Date are being terminated, all Indebtedness thereunder is being paid in full, all commitments to make advances thereunder have been terminated, and all Liens securing obligations under the Existing Credit Facility, if any, have been or concurrently with the Closing Date are being released.
               (viii) Existing Indebtedness. Evidence that the Borrower’s Indebtedness existing on the Closing Date is in full force and effect, without amendment or modification thereto in a manner adverse to the Lender in any material respect.
               (ix) Other Items. Such other agreements, instruments, approvals, opinions and documents as the Lender may reasonably request.
               (b) Fees and Expenses. The Lender shall have received all of the fees, costs and expenses that are then due and payable hereunder and under the other Loan Documents.
               (c) Legality. The making of the Term Loan and the consummation of the transactions contemplated hereunder shall not contravene any law, rule or regulation applicable to the Lender, the Borrower or any of its Subsidiaries.
               (d) Representations and Warranties. All of the representations and warranties contained in Section 3 of this Credit Agreement, in each other Loan Document and in each certificate and other writing delivered to the Lender pursuant hereto or thereto on or prior to the Closing Date of the Term Loan shall be true and correct in all material respects as though made on and as of such date. The acceptance by the Borrower of the proceeds of the Term Loan shall be deemed to be a representation and warranty by the Borrower to the Lender to such effect.
               (e) Defaults; Material Adverse Effect. No Default or Event of Default shall have occurred and be continuing on the date of the Term Loan or would result from making the Term Loan. No Material Adverse Effect shall have occurred and be continuing since February 2, 2008 or would result from making any Term Loan. The acceptance by the Borrower of the proceeds of the Term Loan shall be deemed to be a representation and warranty by the Borrower to the Lender to such effect.

               (f) Proceedings. There shall not exist any threatened or pending action, proceeding or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, (i) challenging the consummation of the transactions contemplated hereby or which would restrain, prevent or impose burdensome conditions on any transaction contemplated hereunder, which could reasonably be expected to have a Material Adverse Effect, (ii) seeking to prohibit the ownership or operation by the Borrower of any of its Subsidiaries of all or a material portion of its business or assets which could reasonably be expected to have a Material Adverse Effect, or (iii) seeking to obtain, or having resulted in the entry of any judgment, order or injunction that (A) would restrain, prohibit or impose adverse conditions on the ability of the Lender to make its Term Loan, (B) could reasonably be expected to affect the legality, validity or enforceability of any of the Loan Documents or the ability of any party thereto to perform its obligations thereunder or (C) is seeking any material damages as a result thereof.
               (g) Approvals. All consents, authorizations and approvals of, and filings and registrations with, and all other actions in respect of, any Governmental Authority or other Person required in connection with the making of the Term Loan or the conduct of business of the Borrower and its Subsidiaries shall have been obtained and shall be in full force and effect
               (h) Bank Account. The Borrower shall have opened the Borrower Account.
     6. Events of Default.
          6.1 Events of Default. Each of the following events and occurrences shall constitute an “Event of Default” under this Credit Agreement:
               (a) The Borrower or any Subsidiary shall fail to pay when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) (i) any principal of any Term Loan or any Note, or (ii) any interest on any Term Loan or any Note, any fee, any indemnity or any other amount payable hereunder or under any other Loan Document and any such failure referred to in this clause (ii) shall continue for three (3) Business Days; or
               (b) Any representation or warranty made or deemed made by the Borrower or any Subsidiary in any Loan Document or any certificate, report or other document delivered to the Lender pursuant to any Loan Document shall have been incorrect or misleading in any material respect when made or deemed made; or
               (c) The Borrower or any Subsidiary shall fail to perform or shall violate any provision, covenant, condition or agreement in Section 4.1 of this Credit Agreement (other than 4.1(a), 4.1(b), 4.1(c), 4.1(d), 4.1(e), 4.1(f), 4.1(g), 4.1(h), 4.1(i) and 4.1(j)) of this Credit Agreement; or
               (d) The Borrower or any Subsidiary shall fail to perform or shall violate any provision, covenant, condition or agreement of this Credit Agreement or any other Loan Document on its part to be performed or observed (other than those set forth in paragraphs (a), (b) and (c) of this Section 6.1) and such failure or violation is not remediable or, if remediable, continues unremedied for a period of thirty (30) days after the earlier of (i) notice from the Lender or (ii) such time as the Borrower or any Subsidiary becomes aware of the same; or
               (e) Any event or condition shall occur (i) that results in the acceleration of the maturity of any Indebtedness of the Borrower or any Subsidiary under any agreement, document or instrument with respect to an aggregate amount of Indebtedness equal to or greater than the Threshold Amount (or the equivalent thereof in any foreign currency), or (ii) that after any grace period provided for therein enables the holder of such Indebtedness or any Person acting on such holder’s behalf to accelerate the maturity thereof (other than such condition as would be remedied by the amendments required by Section 4.1(cc)); or
               (f) The Borrower or any Subsidiary is adjudicated a bankrupt or insolvent, or admits in writing its inability to pay its debts as they become due or makes an assignment for the benefit of creditors, or ceases doing business as a going concern or applies for or consents to the appointment of any receiver or trustee, or such receiver, trustee or similar officer is appointed with the application or consent of the Borrower or any Subsidiary, or bankruptcy, dissolution, liquidation or reorganization proceedings (or proceedings similar in purpose and effect) are instituted by the Borrower or any Subsidiary or are instituted against (and not vacated or discharged within 60 days) the Borrower or any Subsidiary; or
               (g) Any money judgment or warrant of attachment or similar process involving, individually or in the aggregate, in excess of the Threshold Amount (or the equivalent thereof in any foreign currency) shall be entered or filed against the Borrower or any Subsidiary and shall remain undischarged, unvacated or unbonded for a period of 30 days; or
               (h) The validity or enforceability of this Credit Agreement or any other Loan Document shall be contested by or on behalf of the Borrower or any Subsidiary; or a proceeding shall be commenced by a Governmental Authority having jurisdiction over the Borrower or any Subsidiary seeking to establish the invalidity thereof; or the Borrower or any Subsidiary shall deny that it has any further liability or obligation under any Loan Document to which it is a party; or
               (i) The occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.
          6.2 Consequence of Default . Upon the occurrence of any Event of Default (i) described in subsection (f) of Section 6.1, the Term Loan and all other amounts payable hereunder, under any Note and under any other Loan Document shall automatically become immediately due and payable, without presentment, demand, protest or other requirement of any kind, all of which are hereby expressly waived by the Borrower or (ii) described in any other subsection of Section 6.1 and during the continuance thereof, the Lender may, by notice of default given to the Borrower, declare all of the outstanding principal amount of the Term Loan and all other amounts payable hereunder, under any Note and under any other Loan Document to be immediately due and payable, whereupon the unpaid principal amount of any Note, together with accrued interest thereon, and all such other amounts, shall be immediately due and payable without presentment, protest, demand or other requirement of any kind, each of which is hereby expressly waived by the Borrower.
     7. Additional Costs and Expenses; Indemnity .
          7.1 (a) The Borrower shall pay to (x) the Lender on demand all reasonable out-of-pocket costs and expenses of the Lender actually incurred in connection with the preparation, execution and delivery of this Credit Agreement, each Note and any other Loan Documents or any amendment, modification or waiver of the provisions hereof or thereof, and (y) the Lender all out-of-pocket costs and expenses incurred in connection with: (i) the negotiation of any restructuring, work-out or renegotiation of any terms of this Credit Agreement, any Note or any other Loan Documents or the obligations of the Borrower hereunder or thereunder, (ii) the enforcement of the preservation or protection of the Lender’ rights under this Credit Agreement and the other Loan Documents and (iii) the response to any subpoena or similar process compelling the production of documents or other response in connection with this Credit Agreement, any Note or any other Loan Documents, including without limitation, in each case, the reasonable and actual fees and expenses of outside counsel for the Lender, and the Borrower further agrees to indemnify the Lender and their respective officers, directors and employees against any losses, damages, claims and expenses arising out of the use or proposed use by the Borrower of any Term Loan hereunder. In addition, the Borrower agrees to defend, indemnify and hold harmless the Lender and their respective officers, directors and employees from and against any losses, damages, liabilities, obligations, penalties, fees, costs and expenses, including without limitation, the reasonable and actual fees and expenses of outside counsel for the Lender, arising out of or relating to the negotiation, preparation, execution, delivery and performance and administration of this Credit Agreement and the other Loan Documents, and the consummation of the transactions contemplated hereunder and thereunder and any claim, litigation, investigation or proceeding relating to any of the foregoing including, without limitation, all Environmental Liabilities and Costs arising from or in connection with: (i) the past, present or future operations of the Borrower or any of its Subsidiaries involving any damage to real or personal property or natural resources or harm or injury alleged to have resulted from any release of Hazardous Materials, (ii) any Environmental Action or (iii) a breach by the Borrower or any of its Subsidiaries of any Environmental Law; provided, however, that none of the foregoing indemnity obligations of the Borrower shall extend to any liability, obligation, loss, damage, penalty, claim, action, suit, cost, expense or disbursement to the extent resulting from the willful misconduct or gross negligence of the Lender as determined by a final non-appealable judgment of a court of competent jurisdiction.
               (b) If any future applicable law, regulation or directive, or any change of any existing law, regulation or directive or in the interpretation thereof, or compliance by the Lender with any request or requirement (whether or not having the force of law) of any relevant central bank or other comparable agency, imposes, modifies or deems applicable any reserve, special deposit, premium, assessment or similar requirement against assets held by, or deposits in or for the account of, or advances or loans by, or any other acquisition of funds by the Lender, any capital adequacy standard or other condition with respect to this Credit Agreement, any Note or any other Loan Document, and the result of any of the foregoing is to increase the cost to the Lender of maintaining advances or credit or to reduce any amount receivable in respect thereof, then the Lender may notify the Borrower, and the Borrower shall pay within five (5) Business

Days of the date of such notice such amount as the Lender may specify to be necessary to compensate the Lender for such reduced receipt, together with interest on such amount from the date demanded until payment in full thereof at the same rate applicable to the Term Loan. The determination by the Lender of any amount due under this Section 7.1(b) as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest error, be conclusive evidence thereof.
               (c) If, after the date hereof, by reason of any applicable law or regulation or regulatory requirement or the interpretation or application thereof, it shall become unlawful or otherwise prohibited for the Lender to make or maintain its Term Loan or any portion thereof or give effect to any of its obligations or benefits as contemplated by this Credit Agreement and the other Loan Documents, the obligation of the Lender to make, fund and maintain its Term Loan or any portion thereof under this Credit Agreement shall be suspended until the Lender shall notify the Borrower that the circumstances causing such suspension no longer exist and the Borrower shall forthwith prepay to the Lender the principal amount of the Term Loan owed to the Lender, together with interest accrued thereon and all other amounts owed with respect thereto.
               (d) If, due to any prepayment pursuant to Section 2.6 or Section 2.7 hereof or any acceleration of the maturity of the Term Loan pursuant to Section 6 hereof or any other prepayment hereunder, the Lender is subject to a change of interest rate on the Term Loan or the Lender receives payment of principal of the Term Loan other than as provided herein, the Borrower shall, promptly after demand by the Lender, pay to the Lender any amounts required to compensate the Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such change or payment, including, without limitation, any loss, cost or expense incurred by reason of liquidation or reemployment of deposits or other funds acquired by the Lender to fund or maintain the Lender’s Term Loan. A certificate setting forth the amount of such additional losses, costs or expenses submitted to the Borrower by the Lender shall, in the absence of manifest error, be conclusive evidence thereof.
               (e) If, due to any prepayment pursuant to Section 2.6 or Section 2.7 hereof or any acceleration of the maturity of the Term Loan pursuant to Section 6 hereof or any other prepayment hereunder other than on an Interest Payment Date, the Borrower shall, promptly after demand by the Lender, pay to the Lender any amounts required to compensate the Lender for any additional losses, costs or expenses which it may reasonably incur in connection with the termination of any Hedging Agreements with respect to the Term Loan. A certificate setting forth the amount of such additional losses, costs or expenses submitted to the Borrower by the Lender shall, in the absence of manifest error, be conclusive evidence thereof.
               (f) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 7.1 shall survive the payment in full of the principal, interest and all other amounts under this Credit Agreement and under any other Loan Document and the termination of this Credit Agreement and each other Loan Document.
          7.2 Taxes.

               (a) Any and all payments made by the Borrower hereunder shall be made free and clear of and without deduction for any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (all such taxes, levies, imposts, deductions, charges, withholdings and liabilities, being hereinafter referred to as “Taxes”), except as otherwise required by law. If and to the extent that Taxes are required to be withheld from any payment, (i) other than Excluded Taxes, the amount of such payment shall be increased to the extent necessary to cause the Lender to receive (after the withholding of such Taxes) an amount equal to the amount it would have received had the withholding of such Taxes not been required, and (ii) the Borrower shall withhold such Taxes from such increased payment and pay such Taxes to the relevant taxation authority or other authority for the account of the Lender in accordance with applicable law.
               (b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any other Loan Document or from the execution, delivery or registration of, or otherwise with respect to, this Credit Agreement or any other Loan Document, excluding taxes, for the avoidance of doubt, on the overall net income of the Lender (hereinafter referred to as “Other Taxes”).
               (c) The Borrower shall indemnify and agrees to hold harmless the Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 7.2), other than Excluded Taxes, paid by the Lender or any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within five (5) days after the date the Lender makes written demand therefor, specifying in reasonable detail the basis, calculation and amount of such Taxes or Other Taxes and any liabilities arising therefrom.
               (d) Within 30 days after the date of the Borrower’s payment or a payment on behalf of the Borrower of any Taxes with respect to any payment due hereunder or under any other Loan Document, the Borrower will furnish to the Lender, at its address referred to in Section 8.6 hereof, the original or a certified copy of a receipt evidencing payment thereof.
               (e) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations contained in this Section 7.2 shall survive the payment in full of the principal, interest and all other amounts under this Credit Agreement and under any other Loan Document and the termination of this Credit Agreement and each other Loan Document until the expiration of the statute of limitations applicable to the subject Taxes.
               (f) The Lender agrees that, at the request of the Borrower, it will deliver to the Borrower two properly completed and duly executed copies of Internal Revenue Service form W-8BEN or any subsequent version thereof or successor thereto, certifying that the Lender is entitled to a reduced rate of withholding from United States backup withholding tax on payments pursuant to this Credit Agreement (and shall deliver to the Borrower additional copies of the relevant forms on or before the date that such form expires, and shall promptly notify the Borrower of any form or other documentation previously submitted that becomes incorrect).

               (g) The Borrower shall not be required to indemnify the Lender, or pay any additional amounts to the Lender, in respect of Taxes and liabilities arising therefrom pursuant to this Section 7.2 to the extent that the obligation to pay such additional amounts would not have arisen but for a failure by the Lender to comply with the provisions of clause (f) above.
               (h) If the Lender determines, in its sole discretion, that it has received a credit or refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts, in either case pursuant to this Section 7.2 it shall pay to the Borrower an amount equal to such credit or refund recovered (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund or recovery), net of all out-of-pocket expenses of the Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such credit, refund or recovery); provided, however, that the Borrower shall promptly repay the amount paid over to the Borrower to the Lender in the event in the event the Lender is required to repay such refund to the relevant Governmental Authority. This Section 7.2(h) shall not be construed to require the Lender to make available its tax returns (or any other information that it deems confidential) to the Borrower or any other Person.
     8. Miscellaneous.
          8.1 Entire Agreement. This Credit Agreement, the other Loan Documents and the documents referred to herein and therein constitute the entire obligation of the parties with respect to the subject matter hereof and shall supersede any prior expressions of intent or understanding with respect to the transactions herein and therein contemplated.
          8.2 No Waiver; Cumulative Rights. The failure or delay of the Lender to require performance by the Borrower of any provision of this Credit Agreement shall not operate as a waiver thereof, nor shall it affect the Lender’ rights to require performance of such provision at any time thereafter, nor shall it affect or impair any of the remedies, powers or rights of the Lender with respect to any other or subsequent failure, delay or default. Each and every right granted to the Lender hereunder or under any other Loan Document or in connection herewith or therewith shall be cumulative and may be exercised at any time.
          8.3 Assignment; Binding Effect.
               (a) Successors and Assigns. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of each of the parties hereto and its successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), it being understood that mergers, consolidations and other corporate changes permitted by Section 4.1 of this Credit Agreement shall not be deemed to be assignments for purposes of this sentence, and (ii) (1) the Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Credit Agreement with notice to the Borrower or (2) the Lender may at any time, with notice to the Borrower, sell participations to any Person; provided, that if no Default or Event of Default shall have occurred and be continuing, the prior written consent of the Borrower (which shall not be unreasonably withheld) shall be required.
               (b) The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.
          8.4 GOVERNING LAW; JURY TRIAL. THIS CREDIT AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. THE BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL IN CONNECTION WITH ANY ACTION RELATED TO THIS CREDIT AGREEMENT, ANY NOTE EXECUTED PURSUANT HERETO OR ANY OTHER LOAN DOCUMENT.
          8.5 Submission to Jurisdiction.
               (a) The Borrower hereby irrevocably agrees that any legal action or proceedings against it with respect to this Credit Agreement, any Note or any other Loan Document may be brought in any court of the State of New York or any Federal Court of the United States of America located in the City or State of New York, or both, as the Lender may elect, and by execution and delivery of this Credit Agreement the Borrower hereby submits to and accepts with regard to any such action or proceeding service of process by the mailing of copies thereof by registered or certified airmail, postage prepaid, to the Borrower at its address set forth in Section 8.6 hereof.
               (b) The Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Credit Agreement, any Note or any other Loan Document in the State of New York and hereby further irrevocably waives any claim that the State of New York is not a convenient forum for any such suit, action or proceeding.
               (c) To the extent that the Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Borrower hereby irrevocably waives such immunity in respect of its obligations under this Credit Agreement and any other Loan Document to which it is a party.
          8.6 Notices. Any notice hereunder shall be in writing and shall be personally delivered, transmitted by postage prepaid registered or certified mail or by overnight mail, or transmitted by telephonic facsimile (“FAX”) and electronic mail (“EMAIL”)to the parties as follows:

          To the Borrower:
THE TALBOTS, INC.
175 Beal Street
Hingham, Massachusetts 02043
Telephone: (781) 749-7600
FAX: (781) 749-0865
EMAIL:
Attention: Michael Scarpa, CFO
          with a copy (which shall not constitute notice) to:
THE TALBOTS, INC.
211 South Ridge Street
Suite 100
Rye Brook, NY 10573
Attn: Richard T. O’Connell, Jr., Executive Vice President and General
Counsel
          To the Lender:
AEON CO., LTD.
5-1, 1-chome, Nakase
Mihama-ku, Chiba-shi
Chiba, 261-8515 Japan
Telephone: +81-043-212-6089
FAX: +81-043-212-6813
EMAIL: h_wakabaya@aeon.biz
Attention: International Division
All notices and other communications shall be deemed to have been duly given on (i) the date of receipt if delivered personally, (ii) the date five (5) days after posting if transmitted by registered or certified mail, (iii) on the Business Day after having been sent if transmitted by overnight mail with a reputable courier, or (iv) the date of transmission if transmitted by FAX and receipt is confirmed.
          8.7 Amendments, Etc. No amendment or waiver of any provision of this Credit Agreement and the other Loan Documents, and no consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender and, in the case of an amendment, the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. Notwithstanding the foregoing, the terms hereof may only be amended in accordance with the provisions of the Subordination Agreement.
          8.8 Usury . Anything in this Credit Agreement to the contrary notwithstanding, the obligation of the Borrower to pay interest on the Term Loan and any Notes or any other amount due and owing hereunder or under any other Loan Document shall be subject to the limitation that no payment of such interest shall be required to the extent that receipt of such payment would be contrary to applicable usury laws.
          8.9 Counterparts; Facsimile Signature. This Credit Agreement may be signed in any number of counterparts. Either a single counterpart or a set of counterparts when signed by all the parties hereto shall constitute a full and original agreement for all purposes. Delivery of any executed signature page hereof or of any amendment, waiver or consent to this Credit Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart thereof.
          8.10 Severability. Any provision of this Credit Agreement or any other Loan Document that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.
          8.11 No Party Deemed Drafter. The Borrower and the Lender agree that no party hereto shall be deemed to be the drafter of this Credit Agreement.
          8.12 USA Patriot Act Notification. The following notification is provided to the Borrower pursuant to Section 326 of the USA Patriot Act:
     IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit or other financial services product. WHAT THIS MEANS FOR THE BORROWER: When the Borrower opens an account, the Lender will ask the Borrower for certain information, including, without limitation, the Borrower’s name, tax identification number, business address and other information that will allow the Lender to identify the Borrower. The Lender may also seek to see the Borrower’s legal organizational documents or other identifying documents, among other things. The Borrower agrees to cooperate with the Lender and provide true, accurate complete information to the Lender in response to any such request.
[SIGNATURE PAGE FOLLOWS.]

     IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their duly authorized representatives as of the date first written above.

THE TALBOTS, INC.
By:
Name:
Title:

Signed in:

AEON CO., LTD.
By:
Name:
Title:

Signed in:

EXHIBIT A
NOTE

US$200,000,000.00	February , 2009
     FOR VALUE RECEIVED, The Talbots Inc. (the “Borrower”) unconditionally promises to pay to the order of Aeon Co., Ltd. a corporation organized under the laws of Japan (the “Lender”), to the Lender’s Account specified in the Credit Agreement described below, the principal sum of Two Hundred Million Dollars ($200,000,000.00) or such lesser amount as may be outstanding from time to time hereunder and to pay interest thereon at such rates and according to such methods of calculation as are provided pursuant to the Term Loan Facility Agreement, dated as of February 25, 2009, by and among the Borrower and the Lender (as the same may be amended, supplemented, or otherwise modified from time to time, the “Credit Agreement”). The Borrower hereby authorizes the Lender to enter on the schedule attached hereto the dates, amounts, denomination, maturities, interest rates and interest periods applicable to each borrowing and absent manifest error such notations shall be binding and conclusive upon the Borrower; provided, however, that failure by the Lender to make any notation on such schedule or any error in such notations shall in no way affect the Borrower’s obligation to repay outstanding amounts on this Note.
     The outstanding principal of this Note and any accrued interest thereon shall be repaid as set forth in the Credit Agreement, with final payment on the Maturity Date (as defined in the Credit Agreement).
     All payments of principal and interest on this Note shall be payable in lawful money of the United States of America in immediately available funds without set-off, defense or counterclaim.
     This Note is issued pursuant to the terms of the Credit Agreement and is subject to the terms and conditions and entitled to the benefits therein provided. Upon the occurrence of an Event of Default (as defined in the Credit Agreement), the principal of and the accrued interest on this Note may become due and payable in the manner and with the same effect as provided in the Credit Agreement, without presentment, demand, protest or notice of any kind unless otherwise expressly required therein.
     Failure or delay of the holder of this Note to enforce any provision of this Note shall not be deemed a waiver of any such provision, nor shall the holder of this Note be estopped from enforcing any such provision at a later time. Any waiver of any provision hereof must be in writing. This Note shall be governed by and interpreted in accordance with the laws of the State of New York without regard to the conflict of law provisions thereof.

THE TALBOTS, INC.
By:
Name:
Title:

A-1

SCHEDULE

Unpaid
Date of	Amount		Amount	Principal		Notation
Loan	of Loan	Interest	Paid/Prepaid	Balance	Maturity Date	Made By

A-2

EXHIBIT B
OFFICER’S CERTIFICATE
     I,                     , the                      of [The Talbots, Inc., a Delaware corporation (the “Borrower”)][                    , a                      corporation (“Guarantor”)], do hereby certify that:
1.	[The Borrower has full corporate power and authority to execute, enter into and deliver the Term Loan Facility Agreement, dated as of February ___, 2009, by and among the Borrower and Aeon Co., Ltd., a corporation organized under the laws of Japan (the “Lender”) (the “Credit Agreement”; terms defined in the Credit Agreement shall have the same meaning in this certificate), together with each Note and each other Loan Document to which it is a party.][The Guarantor has full corporate power and authority to execute, enter into and deliver the Guaranty, dated as of February ___, 2009, pursuant to the Term Loan Facility Agreement, dated as of February ___, 2009, by and among the Borrower and Aeon Co., Ltd., a corporation organized under the laws of Japan (the “Lender”) (the “Credit Agreement”; terms defined in the Credit Agreement shall have the same meaning in this certificate), together with each other Loan Document to which it is a party.]

2.	All corporate action necessary to authorize the execution, delivery and performance of the Credit Agreement, each Note and each other Loan Document to which the [Borrower][Guarantor] is a party has been taken by resolutions of the Board of Directors of the [Borrower][Guarantor] adopted by written consent by such Board of Directors and such resolutions have not been modified or amended in any respect and are in full force and effect on the date hereof.

3.	Attached hereto as Exhibit A is a true, correct and complete copy of the [Borrower][Guarantor]’s Certificate of Incorporation, together with all amendments there to, as in effect on and as of the date hereof.

4.	Attached hereto as Exhibit B is a true, correct and complete copy of the [Borrower][Guarantor]’s By-laws, together with all amendments thereto, as in effect on and as of the date hereof.

5.	Attached hereto as Exhibit C is a true, correct and complete copy of the resolutions of the Board of Directors of the [Borrower][Guarantor] (or a committee of the Board of Directors authorized to approve this transaction) approving and authorizing the execution, delivery and performance of the Credit Agreement, each Note and each other Loan Document to which the [Borrower][Guarantor] is a party, which resolutions remain in full force and effect without modification or amendment on and as of the date hereof.

6.	All representations and warranties contained in the Credit Agreement are true and correct in all material respects on and as of the date hereof.

7.	No Default or Event of Default or any Material Adverse Effect has occurred and is continuing on and as of the date hereof or would result from the Credit Agreement

B-1

becoming effective in accordance with its terms, both immediately before and immediately after giving effect to any Term Loan.

8.	The [Borrower][Guarantor] has performed in all material respects all agreements and satisfied in all material respects all conditions, which the Credit Agreement provides shall be performed by it on or before the date hereof.

9.	The following persons are, and have been at all times since a date prior to ___ ___, 200___ duly qualified and acting officers of the [Borrower][Guarantor] duly elected or appointed to the offices set forth opposite the name of such person, and each such person who, as an officer of the [Borrower][Guarantor], signed the Credit Agreement, each Note and any other Loan Documents was duly elected or appointed, qualified and acting as such officer at the time of such signing and delivery, and the signature of each such person appearing on such documents is such person’s genuine signature.

Name	Office	Signature

10.	No proceeding for the winding-up, liquidation, dissolution or sale of all substantially all of the assets of the [Borrower][Guarantor] is pending or contemplated.
          IN WITNESS WHEREOF, I have hereunto set my hand and affixed the seal of the [Borrower][Guarantor].

Dated: , 2009	[ ]

By:

I,                     , the                       of [The Talbots, Inc. (the “Borrower”)][                     (the “Guarantor”)] hereby certify that I am the duly elected, qualified and acting                      of the [Borrower][Guarantor] and that                      is the duly elected, qualified and acting                      of the [Borrower][Guarantor] and such person’s signature above is the true and genuine signature of such person.

B-2

Exhibit C
GUARANTY AGREEMENT
     GUARANTY AGREEMENT, dated February ___, 2009 (this “Guaranty”), made by each of the domestic Subsidiaries of The Talbots, Inc., a corporation duly organized and validly existing under the laws of the State of Delaware (the “Borrower”) that are signatories hereto (together with any other entity that may become a party hereto as provided herein, the “Guarantors” and each, a “Guarantor”), in favor of Aeon Co., Ltd., a corporation organized and existing under the laws of Japan (the “Lender”).
W I T N E S S E T H :
          WHEREAS, pursuant to that certain Credit Agreement (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of February ___, 2009, between the Borrower and the Lender, the Lender has agreed to extend a term loan (the “Term Loan”) to the Borrower in an aggregate principal amount equal to the Term Loan Commitment (as defined in the Credit Agreement) subject to the terms and conditions set forth therein;
          WHEREAS, in order to induce the Lender to extend the credit to the Borrower, each Guarantor will execute and deliver this Guaranty pursuant to which such Guarantor will guaranty, among other things, payment of all of the Obligations under the Credit Agreement and the other Loan Documents (as defined in the Credit Agreement);
          WHEREAS, the Borrower, each Guarantor and the other direct and indirect Subsidiaries of the Borrower are mutually dependent on each other in the conduct of their respective businesses as an integrated operation, with the credit needed from time to time by the Guarantors and such other Subsidiaries often being provided through financing obtained by the Borrower and the Borrower’s ability to obtain such financing being dependent on the successful operations of the Guarantors and such other Subsidiaries; and
          WHEREAS, each Guarantor has determined that its execution, delivery and performance of this Guaranty directly benefit, and are within the organizational purposes and in the best interests of, such Guarantor.
          NOW, THEREFORE, in consideration of the premises and the agreements herein and in order to induce the Lender to enter into the Credit Agreement and to make the Term Loan to the Borrower provided for in the Credit Agreement, each Guarantor, jointly and severally with the other Guarantors, hereby agrees with the Lender as follows:
     SECTION 1. Definitions. (a) Reference is hereby made to the Credit Agreement for a statement of the terms thereof. All terms used in this Guaranty which are defined therein and not otherwise defined herein shall have the same meanings herein as set forth therein.

               (b) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Guaranty shall refer to this Guaranty as a whole and not to any particular provision of this Guaranty, and section and paragraph references are to this Guaranty unless otherwise specified.
               (c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
     SECTION 2. Guaranty. Each Guarantor, jointly and severally, hereby (i) irrevocably, absolutely and unconditionally guarantees the prompt payment by the Borrower, as and when due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), of all amounts now or hereafter owing in respect of the Notes, the Credit Agreement and the other Loan Documents, whether for principal, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Borrower), reimbursement of drawings, cash collateral for letters of credit, premiums, indemnities, fees, expenses or otherwise, and whether accruing before or subsequent to the filing of a petition initiating a bankruptcy, reorganization, liquidation or similar proceeding affecting the Borrower (notwithstanding the operation of the automatic stay under Section 362(a) of the U.S. Bankruptcy Code), and the due performance and observance by the Borrower of its other obligations now or hereafter existing in respect of the Loan Documents; and (ii) agrees to pay any and all expenses (including legal fees, costs and expenses) incurred by the Lender in enforcing its rights under this Guaranty (the foregoing obligations described in clauses (i) and (ii) above are hereinafter referred to as the “Obligations”). Without limiting the generality of the foregoing, the Guarantors’ liability shall extend to all amounts that constitute part of the Obligations and would be owed by the Borrower under the Credit Agreement or the other Loan Documents but for the fact that such document is unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower.
     SECTION 3. Guarantors’ Obligations Unconditional.
     (a) Each Guarantor hereby, jointly and severally, guarantees that the Obligations will be paid strictly in accordance with the terms of the Loan Documents to which the Borrower is a party, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Lender with respect thereto. Each Guarantor agrees that this Guaranty constitutes a guaranty of payment when due and not of collection and waives any right to require that any resort be made by the Lender to any collateral. The joint and several liability of the Guarantors hereunder shall be absolute, unconditional and irrevocable irrespective of: (i) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto; (ii) any change in the time, manner or place of payment of, or in any other term in respect of, all or any of the Obligations, or any other amendment or waiver of or consent to any departure from any Loan Document (including, without limitation, any increase in the obligations of the Borrower resulting from the extension of additional credit to the Borrower or otherwise); (iii) any exchange or release of, or non-perfection of any Lien on or security interest in, any collateral, or any release or amendment or waiver of or consent to any departure from any other guaranty, for all or any of the Obligations; (iv) the existence of any claim, set off, defense or other right that the Guarantors may have at any time against any Person, including, without limitation, the Lender; or (v) any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Borrower or any other Guarantor in respect of the Obligations or any Guarantor in respect hereof, other than payment thereof in full.
     (b) This Guaranty (i) is a continuing guaranty and shall remain in full force and effect until the satisfaction in full of the Obligations and the payment of the other expenses to be paid by the Guarantors pursuant hereto; and (ii) shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by the Lender upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.
     SECTION 4. Waivers. Each Guarantor hereby waives (i) promptness and diligence; (ii) notice of acceptance and notice of the incurrence of any Obligation by the Borrower; (iii) notice of any actions taken by the Lender or the Borrower or any other party under any Loan Document or any other agreement or instrument relating thereto; (iv) all other notices, demands and protests, and all other formalities of every kind in connection with the enforcement of the Obligations or of the obligations of any Guarantor hereunder, the omission of or delay in which, but for the provisions of this Section 4, might constitute grounds for relieving such Guarantor of its obligations hereunder; (v) any right to compel or direct the Lender to seek payment or recovery of any amounts owed under this Guaranty from any one particular fund or source; and (vi) any requirement that the Lender protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against the Borrower or any other Person or any collateral. Each Guarantor agrees that the Lender shall have no obligation to marshall any assets in favor of any Guarantor or against or in payment of any or all of the Obligations.
     SECTION 5. Subrogation. No Guarantor will exercise any rights which it may acquire by way of subrogation hereunder, by any payment made by it hereunder or otherwise, until such date on which all of the Obligations and all other expenses to be paid by the Guarantors pursuant hereto shall have been satisfied in full. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Obligations and all such other expenses shall not have been paid in full, such amount shall be held in trust for the benefit of the Lender, shall be segregated from the other funds of such Guarantor and shall forthwith be paid over to the Lender to be applied in whole or in part by the Lender against the Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement. If (i) any Guarantor shall make payment to the Lender of all or any portion of the Obligations and (ii) all of the Obligations shall be paid in full, the Lender will, at such Guarantor’s request, execute and deliver to such Guarantor (without recourse, representation or warranty) appropriate documents necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Obligations resulting from such payment by such Guarantor, such subrogation to be fully subject and subordinate, however, to the collection by the Lender of all other amounts due to the Lenders by the Borrower and each other party under the Credit Agreement and the other Loan Documents.
     SECTION 6. Representations and Warranties; Covenants and other Obligations. Each Guarantor hereby, jointly and severally, affirms the representations and warranties made by the Borrower under the Credit Agreement, and agrees, jointly and severally, that it shall not fail to perform or observe any of the covenants, commitments or other obligations of the Borrower and its Subsidiaries contained in the Credit Agreement.
     SECTION 7. Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified in Section 6.2 of the Credit Agreement to authorize the Lender to declare the Term Loan due and payable, the Lender may, and is hereby authorized to, at any time and from time to time, without notice to the Guarantors (any such notice being expressly waived by the Guarantors) and to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by the Lender to or for the credit or the account of any Guarantor against any and all obligations of the Guarantors now or hereafter existing under this Guaranty, irrespective of whether or not the Lender shall have made any demand under this Guaranty and although such obligations may be contingent or unmatured. The Lender agrees promptly to notify the applicable Guarantor after any such set-off and application made by the Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lender under this Section 7 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Lender may have.
     SECTION 8. Notices, Etc. All notices and other communications provided for hereunder shall be delivered or transmitted in the manner set forth in Section 8.6 of the Credit Agreement, if to a Guarantor, to the Borrower at the Borrower’s address set forth in Section 8.6 of the Credit Agreement; and if to the Lender, to it at its set forth in Section 8.6 of the Credit Agreement.
     SECTION 9. Additional Costs and Expenses; Indemnity; Taxes. Sections 7.1 and 7.2 of the Credit Agreement are hereby incorporated, mutatis mutandis, by reference as if such sections were set forth herein, and each of the Guarantors agrees to observe and perform each of the terms and conditions set forth in Sections 7.1 and 7.2 of the Credit Agreement to the same extent as the Borrower would be required to do so.
     SECTION 10. Judgment. The specification under this Guaranty of Dollars and payment in New York City is of the essence. If, for the purposes of obtaining or enforcing judgment in any court, it is necessary to convert a sum due hereunder in Dollars into another currency (the “Other Currency”), the rate of exchange used shall be that at which the Lender could, in accordance with normal banking procedures, purchase Dollars with the Other Currency on the business day preceding that on which final judgment is given. The obligation of the Guarantors in respect of any such sum due from it to the Lender hereunder shall, notwithstanding any judgment in such Other Currency, be discharged only to the extent that, on the business day immediately following the date on which the Lender receives any sum adjudged to be so due in the Other Currency, the Lender may, in accordance with normal procedures, purchase Dollars with the Other Currency. If the Dollars so purchased are less than the sum originally due to the Lender in Dollars, the Guarantors agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Lender against such loss, and if the Dollars so purchased exceed the sum originally due to the Lender in Dollars, the Lender agree to remit to the Guarantors such excess.

     SECTION 11. Governing Law; Consent to Jurisdiction; Waiver of Immunities; Waiver of Jury.
     (a) THIS GUARANTY SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. EACH GUARANTOR HEREBY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL IN CONNECTION WITH ANY ACTION RELATED TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT.
     (b) Each Guarantor hereby irrevocably agrees that any legal action or proceedings against such Guarantor with respect to this Guaranty or any other Loan Document may be brought in (and each Guarantor hereby submits to the jurisdiction of) any court of the State of New York or any Federal Court of the United States of America located in the City or State of New York, or both, as the Lender may elect, and by execution and delivery of this Guaranty, each Guarantor hereby submits to and accepts with regard to any such action or proceeding service of process by the mailing of copies thereof by registered or certified airmail, postage prepaid, to such Guarantor at its address set forth in Section 8 hereof. Each Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
     (c) Nothing in this Section 11 shall affect the right of the Lender to serve legal process in any other manner permitted by law or affect the right of the Lender to bring any action or proceeding against any Guarantor or its property in the courts of any other jurisdictions.
     (d) Each Guarantor hereby irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Guaranty or any other Loan Document in the State of New York and hereby further irrevocably waives any claim that the State of New York is not a convenient forum for any such suit, action or proceeding.
     (e) To the extent that any Guarantor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Guarantor hereby irrevocably waives such immunity in respect of its obligations under this Guaranty and any other Loan Document to which it is a party.
     SECTION 12. Miscellaneous.
     (a) Each Guarantor will make each payment hereunder in lawful money of the United States of America and in immediately available funds to the Lender at its address specified in Section 8 hereof or, to the Lender’s Account or to such other account in New York City as the Lender may from time to time designate by notice to the Guarantors.
     (b) No amendment or waiver of any provision of this Guaranty, and no consent to any departure by any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
     (c) No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Lender provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the Lender under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Lender to exercise any of its rights under any other Loan Document against such party or against any other Person.
     (d) Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.
     (e) This Guaranty shall (i) be binding on each Guarantor and its successors and assigns, and (ii) inure, together with all rights and remedies of the Lender hereunder, to the benefit of the Lender and their respective successors, transferees and assigns. Without limiting the generality of clause (ii) of the immediately preceding sentence, the Lender may assign or otherwise transfer the Term Loan, and the Lender may assign or otherwise transfer its rights under any other Loan Document, to any other Person, in accordance with the terms of the Credit Agreement. None of the rights or obligations of the Guarantors hereunder may be assigned or otherwise transferred without the prior written consent of the Lender.
     (f) Pursuant to Section 4.1(z) of the Credit Agreement, each Domestic Subsidiary that was not in existence on the date of the Credit Agreement is required to enter in this Agreement as a party upon becoming a Domestic Subsidiary. Upon execution and delivery by the Lender and a Domestic Subsidiary of a Guaranty Agreement Supplement substantially in the form of Annex I hereto, such Domestic Subsidiary shall become a party hereunder with the same force and effect as if originally named as a party herein. The execution and delivery of any such instrument shall not require the consent of any other party hereunder. The rights and obligations of each party hereunder shall remain in full force and effect notwithstanding the addition of any new party as a party to this Agreement.
     (g) This Guaranty may be signed in any number of counterparts. Either a single counterpart or a set of counterparts when signed by all the parties hereto shall constitute a full and original agreement for all purposes. Delivery of any executed signature page hereof or of any amendment, waiver or consent to this Guaranty by facsimile transmission shall be as effective as delivery of a manually executed counterpart thereof.
     (h) Any provision of this Guaranty or any other Loan Document that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

     (i) The Guarantors and the Lender agree that no party hereto shall be deemed to be the drafter of this Guaranty.
[signature pages follow]

          IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be executed by an officer thereunto duly authorized, as of the date first above written.

AEON CO., LTD.
By:
Name:
Title:

TALBOTS CLASSICS, INC.
By:
Name:
Title:

THE TALBOTS GROUP, LIMITED PARTNERSHIP
By:	The Talbots, Inc., its sole general partner

By:
Name:
Title:

TALBOTS IMPORT, LLC
By:
Name:
Title:

TALBOTS INTERNATIONAL RETAILING LIMITED, INC.
By:
Name:
Title:

TALBOTS CLASSICS FINANCE COMPANY, INC.
By:
Name:
Title:

TALBOTS (U.K.) RETAILING LIMITED
By:
Name:
Title:

TALBOTS (CANADA), INC.
By:
Name:
Title:

Annex I
SUPPLEMENT TO GUARANTY AGREEMENT
     SUPPLEMENT NO. ___ dated as of                     , ___ 20___(this “Supplement”), to the Guaranty Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”), dated as of February ___, 2009, among the Guarantors (as defined in the Guaranty) party thereto and the Lender (defined below).
A.	Reference is made to the Credit Agreement (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of February ___, 2009, between THE TALBOTS, INC., a corporation duly organized and validly existing under the laws of the State of Delaware (the “Borrower”) and AEON CO., LTD., a corporation organized and existing under the laws of Japan (the “Lender”).

B.	Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement or if not defined therein, in the Guaranty.

C.	The Guarantors have entered into the Guaranty in order to induce the Lenders to make Term Loan. , a (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor and party under the Guaranty as consideration for the premises hereof, the Term Loan previously made and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged. Section 12(f) of the Guaranty provides that additional Subsidiaries of the Borrower may become parties under the Guaranty by execution and delivery of an instrument in the form of this Supplement.
     Accordingly, the Lender and the New Subsidiary agree as follows:
     SECTION 1. In accordance with Section 4.1(z) of the Credit Agreement and Section 12(f) of the Guaranty, the New Subsidiary by its signature below becomes a party to the Guaranty and accordingly, becomes a Guarantor with the same force and effect as if originally named therein as a party and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Guaranty applicable to it as a party and Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct on and as of the date hereof. The Guaranty is hereby incorporated herein by reference.
     SECTION 2. The New Subsidiary represents and warrants to the Lender that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

     SECTION 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Lender shall have received a counterpart of this Supplement that bears the signature of the New Subsidiary and the Lender has executed a counterpart hereof. Delivery of an executed signature page to this Supplement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.
     SECTION 4. Except as expressly supplemented hereby, the Guaranty shall remain in full force and effect.
     SECTION 5. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
     SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guaranty shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
     SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8 of the Guaranty.
     SECTION 8. The New Subsidiary agrees to reimburse the Lender for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Lender.
[signature page follows]

     IN WITNESS WHEREOF, the New Subsidiary and the Lender have duly executed this Supplement to the Guaranty as of the day and year first above written.

[NAME OF NEW SUBSIDIARY],

By:
Name:
Title:

AEON CO., LTD.
By:
Name:
Title:

Schedule 1(a)
Initial Guarantors

Guarantor	Jurisdiction
Talbots Classics, Inc.	Massachusetts
The Talbots Group, Limited Partnership	Massachusetts
Talbots Import, LLC	Delaware
Talbots International Retailing Limited, Inc.	Delaware
Talbots Classics Finance Company, Inc.	Delaware
Talbots (U.K.) Retailing Limited	Delaware
Talbots (Canada), Inc.	Delaware

Schedule 3.1
Borrower Subsidiaries

Subsidiary	Jurisdiction
Talbots Classics, Inc.	Massachusetts
The Talbots Group, Limited Partnership	Massachusetts
J. Jill, GP	Massachusetts
J. Jill LLC	New Hampshire
Talbots Import, LLC	Delaware
Birch Pond Realty Corporation	Delaware
Talbots International Retailing Limited, Inc.	Delaware
Talbots Classics Finance Company, Inc.	Delaware
Talbots Classics National Bank	Rhode Island
Talbots (U.K.) Retailing Limited	Delaware
Talbots Charitable Foundation, Inc.	Delaware
Talbots (Canada), Inc.	Delaware
Talbots (Canada) Corporation	Nova Scotia, Canada

Schedule 4.1(s)
Existing Indebtedness

Schedule 4.1(r)
Existing Liens

Schedule 4.1(u)
Existing Investments